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statement pursuant to Securities and Exchange Commission Rule 83

Exhibit 4.4

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

MEDIOS DE COMUNICACION LTD.,

TELECARRIER INTERNATIONAL LIMITED,

MILLICOM LIH S.A.,

AND

MILLICOM INTERNATIONAL CELLULAR S.A.

(Solely for the purposes of Section 9.18)

DATED AS OF OCTOBER 7, 2018

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0633
statement pursuant to Securities and Exchange Commission Rule 83

i

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statement pursuant to Securities and Exchange Commission Rule 83

ii

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0635
statement pursuant to Securities and Exchange Commission Rule 83

iii

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statement pursuant to Securities and Exchange Commission Rule 83

EXHIBITS

Exhibit A	Form of Shareholders Agreement

SELLERS DISCLOSURE SCHEDULES

iv

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0637
statement pursuant to Securities and Exchange Commission Rule 83

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 7, 2018, is entered into among Medios de Comunicacion LTD., a British Virgin Island company (“Medcom”), Telecarrier International Limited, a British Virgin Islands company (“Telecarrier”, and together with Medcom, the “Sellers”), Millicom LIH S.A., a societe anonyme under the Laws of the Grand Duchy of Luxembourg (“Buyer”) and Millicom International Cellular S.A., a societe anonyme under the Laws of the Grand Duchy of Luxembourg (“Buyer Guarantor”) (solely for purposes of Section 9.18).

RECITALS

WHEREAS, Cable Onda, S.A., a Panamanian sociedad anónima (the “Company”), has 243,356 shares of common stock issued and outstanding (the “Total Shares”);

WHEREAS, all of the issued and outstanding Total Shares owned by Sellers are held in trust as collateral pursuant to the collateral trust agreement the (“Collateral Trust Agreement”) dated as of August 4, 2015, by and among Medcom and Telecarrier, as settlors, the Company, as issuer, and BG Trust, Inc., as trustee (the “Trustee”) in order to secure the obligations of the Company under the Corporate Bonds;

WHEREAS, pursuant and subject to the Collateral Trust Agreement, each of the Sellers owns the Shareholding Interests in the Total Shares set forth opposite its respective name in Schedule I-A of the Sellers Disclosure Schedules, as described in Section 3.3(c); and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, an amount of the Total Shares set forth opposite each Seller’s respective name in Schedule I-B of the Sellers Disclosure Schedules (each such amount as relates to each respective Seller, the “Shares”), which amount, in the aggregate, together with the Management Shares (as defined below) represents eighty percent (80%) of the Total Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1

Definitions

Section 1.1.       Definitions.   As used in this Agreement, the following terms have the respective meanings set forth below.

“500 License” means such license issued by the Autoridad Nacional de los Servicios Públicos pursuant to Resolution JD-025 of December 12, 1996.

1

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0638
statement pursuant to Securities and Exchange Commission Rule 83

“Accounting Firm” means a Central America-based engagement team of KPMG; provided, however, that if such Central America-based engagement team of KPMG shall decline such appointment or otherwise be unable to serve, “Accounting Firm” shall mean such other independent public accounting firm that will accept such appointment and that is mutually agreed to by Buyer and Sellers; provided, further, that if Buyer and Sellers are unable to agree on an independent public accounting firm that will accept such appointment within fifteen (15) Business Days after notice that such Central America-based engagement team of KPMG has declined such appointment or is otherwise unable to serve, Sellers may request that an internationally recognized public accounting firm that has not had a material relationship with either of the Parties in the preceding two years be appointed by the ICC and, upon such appointment, “Accounting Firm” shall mean such firm.

“Accounting Firm’s Report” has the meaning set forth in Section 2.4(c)(iii).

“Acquired Companies” means the Company and each Company Subsidiary.

“Additional Payment Amount” has the meaning set forth in Section 2.4(d).

“Adjustment Escrow Amount” means that portion of the Escrow Amount equal to $30,000,000, in cash.

“Adjustment Fund” means that portion of the Escrow Funds attributable to the Adjustment Escrow Amount.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. None of the Acquired Companies shall be deemed to be an affiliate of Sellers.

“Agreed Sellers Taxes” has the meaning set forth in Section 9.13.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, UK Bribery Act, and any other applicable anti-corruption Laws.

“Audited Balance Sheet” means the audited consolidated balance sheet of the Acquired Companies as of December 31, 2017.

“Audited Balance Sheet Date” means the date of the Audited Balance Sheet.

“Audited Financial Statements” means the audited consolidated financial statements consisting of the balance sheets and related statements of income, cash flows and stockholders’ equity of the Acquired Companies as of and for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017 (including, in each case, any related notes thereto and the related reports of the independent public accountants).

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0639
statement pursuant to Securities and Exchange Commission Rule 83

“Board” has the meaning set forth in Section 5.15(b)(iii).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in New York City, New York or Panama City, Panama are authorized or required by Law to be closed. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Adjustment Report” has the meaning set forth in Section 2.4(b).

“Buyer Fundamental Representations” has the meaning set forth in Section 8.1(a).

“Buyer Indemnification Threshold” has the meaning set forth in Section 8.4(b)(i).

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.

“Buyer Material Adverse Effect” means any material adverse effect on the ability of Buyer to perform its obligations under, and consummate the transactions contemplated by, this Agreement.

“Buyer Obligations” has the meaning set forth in Section 9.18(a).

“Buyer Per Claim Threshold” has the meaning set forth in Section 8.4(b)(i).

“Capital Expenditures” means expenditures of the type included in the line items “Adquisición de activos fijos” and "Activos intangibles, neto” contained in the statement of cash flows (Estado Consolidado de Flujos de Efectivo) of the Financial Statements.

“Capital Gains Tax” shall have the meaning set forth in Section 2.3(b)(i)(A).

“Cash and Cash Equivalents” means, without duplication, all cash, cash equivalents (including money market accounts, money market funds, money market instruments and demand deposits) and marketable securities of the Acquired Companies; provided, however, that Cash and Cash Equivalents shall, without duplication, (i) exclude the total amount of outstanding checks issued but not yet debited against the applicable amount, (ii) include the total amount of outstanding checks and drafts issued for the benefit of the Acquired Companies but not yet cleared as of immediately prior to the Closing (in each case of clauses (i) and (ii), to the extent such outstanding checks and drafts subsequently clear prior to the date the Buyer Adjustment Report is delivered), (iii) exclude any amount held as collateral in respect of outstanding letters of credit or otherwise (except to the extent a corresponding amount is included in Indebtedness) and (iv) include any cash or cash equivalents used to pay any Indebtedness of the Acquired Companies at Closing; provided that “Cash and Cash Equivalents” for purposes of calculating “Net Indebtedness” or “Working Capital” shall be determined consistent with Schedule II of the Sellers Disclosure Schedules. Any portion of Cash and Cash Equivalents that is not in U.S. dollars shall be translated into U.S. dollars using the spot foreign exchange rates as published in The Wall Street Journal two (2) Business Days prior to the Closing Date. For the avoidance of doubt, and without duplication, customer deposits shall be included in the calculation of Cash and Cash Equivalents.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0640
statement pursuant to Securities and Exchange Commission Rule 83

“Claim” has the meaning set forth in Section 8.5(a).

“Claim Notice” has the meaning set forth in Section 8.5(a).

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.3(a).

“Closing Purchase Price” has the meaning set forth in Section 2.3(c).

“Closing Transaction Expenses” means all fees, expenses and costs incurred in connection with the transactions contemplated by this Agreement and the other Transaction Agreements (including as a result of the Closing and whether billed prior to, on or after the Closing Date) by any of the Acquired Companies, in each case to the extent unpaid as of the Closing Date, including (i) the fees and expenses of financial advisors, accountants, legal counsel and other advisors and representatives, (ii) any assignment, change in control or similar fees payable as a result of the execution of this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby (excluding, for the avoidance of doubt, any prepayment penalties or breakage costs which shall be captured by clause (xii) of the definition of “Indebtedness”), (iii) all costs, fees, reimbursement obligations and expenses incurred as a result of (or that would be incurred as a result of) the termination of any Related Party Contract as contemplated hereby, (iv) any bonuses, including one-time employee transaction completion bonuses to be paid by the Acquired Companies to their employees in connection with the Closing, (v) amounts payable by the Company pursuant to the Phantom and Common Stock Compensation Plan, (vi) the employer portion of any employment, payroll or similar Taxes attributable to the amounts set forth in clauses (iv), (v) and, to the extent applicable (ii), (vii) fifty percent (50%) of the Escrow Fees, and (viii) any other amount expressly identified herein as a Closing Transaction Expense.

“Collateral Trust Agreement” has the meaning set forth in the recitals to this Agreement.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Marks” has the meaning set forth in Section 5.13.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0641
statement pursuant to Securities and Exchange Commission Rule 83

“Company Material Adverse Effect” means any material adverse effect on the business, financial condition, assets or results of operations of the Acquired Companies, taken as a whole; provided, however, that in no event shall any state of facts, circumstance, condition, event, change, development, occurrence or effect (each, an “Effect”), individually or in the aggregate, constitute or be taken into account in determining the occurrence of, a Company Material Adverse Effect if such Effect relates to, arises out of or results from (i) changes in general economic or business conditions in the United States, Panama or elsewhere in the world; (ii) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States, Panama or elsewhere in the world; (iii) changes in conditions generally affecting the industry in which any of the Acquired Companies operate; (iv) any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, riots, general labor strikes, or acts of foreign or domestic terrorism, including any cyber-terrorism or cyber-attack; (v) any hurricane, flood, tornado, earthquake or other natural disaster; (vi) changes or proposed changes in applicable Law or IFRS or in the interpretation or enforcement thereof; (vii) any failure by the Acquired Companies to meet any internal or external estimates, expectations, budgets, projections or forecasts (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (viii) the public announcement of this Agreement, the identity of (or any actions taken by) Buyer or the pendency or consummation of the transactions contemplated hereby, including any Effect arising out of actions of competitors, customers, suppliers, distributors, joint venture partners, employees (including losses of employees) or labor unions in connection therewith, and including any litigation arising in connection with this Agreement or the transactions contemplated hereby; (ix)(A) any action taken by Sellers or any Acquired Company (1)  required by this Agreement or (2) at the request of Buyer or (B) the failure by Sellers or any Acquired Company to take any action prohibited by this Agreement if the Sellers have requested the consent of Buyer to take such action and Buyer has unreasonably withheld such consent; provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (i), (ii), (iii), (iv), (v) or (vi) above may constitute a Company Material Adverse Effect to the extent that such change or event has a materially disproportionate impact on the Acquired Companies compared to other companies that operate in the industries in which the Acquired Companies operate.

“Company Subsidiary” means each Subsidiary of the Company.

“Confidentiality Agreement” means the confidentiality agreement, dated as of July 16, 2018, between Buyer and the Company.

“Consent” means any approval, authorization, consent, ratification, permission, exemption or waiver, including, without limitation, any consent of, or waiver by, the Sellers and the Company with respect to the Sellers Shareholders Agreement.

“Consolidation Order” has the meaning set forth in Section 9.9(c).

“Contract” means any contract, agreement or other legally binding arrangement, including any note, bond, mortgage, loan, deed, indenture, commitment, undertaking, promise, sale or purchase order, lease, sublease, license or sublicense, joint venture or other binding arrangement whether written or oral (including all amendments, waivers, renewals, extension and modifications thereto).

“Corporate Bond Consents” means each of (i) the written consent with respect to the transactions set forth in this Agreement from at least fifty-one percent (51%) of the registered holders of the $200,000,000 single-series corporate bonds issued by the Company, dated September 1, 2015 (the “Corporate Bonds”), as registered with the Superintendence of Capital Markets (“SCM”) pursuant to SCM Resolution No. 479-15 of August 3, 2015 and (ii) the written consent with respect to the transactions set forth in this Agreement of the Trustee, as may be necessary or required under applicable Law and the terms of the Corporate Bonds to reflect Buyer as transferee of the Shareholding Interests and as a beneficiary of the Shares and the Management Shares under the terms of the Collateral Trust Agreement.

“Corporate Bonds” has the meaning set forth under the defined term “Corporate Bond Consents.”

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0642
statement pursuant to Securities and Exchange Commission Rule 83

“D&O Expenses” has the meaning set forth in Section 5.10(b).

“D&O Indemnifiable Claim” has the meaning set forth in Section 5.10(b).

“D&O Indemnified Person” has the meaning set forth in Section 5.10(a).

“D&O Indemnifying Party” has the meaning set forth in Section 5.10(b).

“Data Room” means the electronic data site established for “Project Megaloop” by IntraLinks on behalf of Sellers and to which Buyer and its Representatives have been given access in connection with the transactions contemplated hereby.

“Direct Claim” has the meaning set forth in Section 8.5(a).

“Disputed Items” has the meaning set forth in Section 2.4(c)(iii).

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), including relating to any acquired rights provided for pursuant to applicable Law, in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Acquired Companies or any of their Affiliates for the current or future benefit of any current or former Service Provider or (y) for which the Acquired Companies have any direct or indirect liability.

“Encumbrance” means any lien, pledge, mortgage, security interest or similar encumbrance (including any restriction on the right to vote, sell or otherwise dispose of capital stock, voting securities or ownership interests).

“Enforceability Limitations” has the meaning set forth in Section 3.1(c).

“Environmental Law” means any Law related to the protection, preservation or cleanup of the environment or natural resources.

“Escrow Account” means the escrow account established pursuant to the Escrow Agreement and to which the Escrow Amount will be deposited at the Closing.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0643
statement pursuant to Securities and Exchange Commission Rule 83

“Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement.

“Escrow Agreement” means an escrow agreement among Buyer, Sellers and the Escrow Agent, to be executed and delivered at the Closing in a form reasonably satisfactory to Buyer and Sellers.

“Escrow Amount” means the Adjustment Escrow Amount and the Indemnity Escrow Amount.

“Escrow Fees” has the meaning set forth in Section 9.1.

“Escrow Funds” means the Escrow Amount deposited with the Escrow Agent in accordance with the Escrow Agreement, together with any interest, income or profits thereon.

“Excepted Representations” means the representations and warranties set forth in Section 3.8(b), Section 3.10(b) (solely with respect to the phrase “material to the conduct of the business”), Section 3.11(b) (solely with respect to the word “material” in “material Orders”), Section 3.12 (solely with respect to the word “material” in “material insurance policies”, “material property”, “material claim” and “material self-insurance programs”), Section 3.15(a) (solely with respect to the word “material” in “Material Employee Plan”), and any representations and warranties that include the term “Material Contracts” (solely with respect to the word “material” in “Material Contracts”).

“Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended.

“Final Adjustment Report” has the meaning set forth in Section 2.4(c)(ii).

“Final Net Indebtedness” has the meaning set forth in Section 2.4(c)(iii).

“Final Purchase Price” has the meaning set forth in Section 2.2.

“Final Transaction Expenses” has the meaning set forth in Section 2.4(c)(iii).

“Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.

“First Release Date” has the meaning set forth in Section 8.1(a).

“Governmental Body” means any foreign, federal, state, prefect, provincial, municipal, local or other court or governmental authority, agency, division or any instrumentality or other political subdivision thereof, international authority, board or commission, or any instrumentality or officer acting in an official capacity of any of the foregoing.

“Government Official” means any public or elected official or officer, employee (regardless of rank), or person acting in an official capacity on behalf of a national, provincial, or local government, including a department, agency, instrumentality, state-owned or state–controlled company, public international organization (such as the United Nations or World Bank), or non-U.S. political party, non-U.S. party official or any candidate for political office.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0644
statement pursuant to Securities and Exchange Commission Rule 83

“ICC” has the meaning set forth in Section 9.9(b).

“IFRS” means International Financial Reporting Standards, as issued by the International Financial Reporting Standards Board (IASB).

“Indebtedness” means, with respect to any Person and without duplication, all obligations of such Person to pay principal and interest, including accrued but unpaid interest, with respect to (i) any indebtedness for borrowed money (including debt in connection with Green Real Estate and Investments Corp.), (ii) all liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) letters of credit, standby letters of credit or performance bonds issued by such Person to the extent actually drawn, (iv) finance or capital leases under which such Person is the lessee that are capitalized in accordance with IFRS as in effect in 2018 (excluding, for the avoidance of doubt, IFRS 16 to become effective in 2019) and, with respect to the Acquired Companies, capitalized in the corporate books of the Acquired Companies, (v) dividends declared with a record date before the Closing that are to be paid after the Closing, (vi) interest rate or currency swap, foreign exchange, forward, spot or similar agreements, in each case, valued at the fair market value on the date of closing thereof, but only if such arrangement is terminated by the counterparty thereof upon the Closing in accordance with the terms thereof, (vii) direct or indirect guarantees or other forms of credit support of obligations described in the foregoing clauses (i) through (vi) of any Person, (viii) all unpaid current liabilities for estimated income Tax of the Acquired Companies net of any prepaid income Tax (estimadas) in respect of (A) a Pre-Closing Tax Period that ends on or includes the Closing Date and (B) any other Pre-Closing Tax Period if an Acquired Company has not yet filed an income Tax return with respect thereto, and (ix) to the extent not already included in Closing Transaction Expenses, all obligations to pay penalties (including but not limited to prepayment penalties or breakage costs, other than any breakage costs in connection with the prepayment of the Corporate Bonds), fees, guarantees, reimbursements and costs of unwinding in connection with the obligations described in the foregoing clauses (i) through (vii) of any Person to the extent that such Indebtedness is required by its existing terms or the terms of this Agreement to be paid on or prior to or as a result of the Closing; provided, however, that “Indebtedness” shall exclude any amounts owed by any Acquired Company solely to another Acquired Company; provided, further, that “Indebtedness” for purposes of any calculation to be made in accordance with Section 2.3(c) or Section 2.4 shall be determined consistent with Schedule II of the Sellers Disclosure Schedules.

“Indemnified Party” has the meaning set forth in Section 8.5(a).

“Indemnifying Party” has the meaning set forth in Section 8.5(a).

“Indemnity Escrow Amount” means that portion of the Escrow Amount initially equal to $150,000,000 in the form of Indemnity Escrow Shares, and as adjusted pursuant to Section 8.9.

“Indemnity Escrow Funds” means that portion of the Escrow Funds attributable to the Indemnity Escrow Amount.

“Indemnity Escrow Shares” means the Shareholding Interests with a value equal to the Sellers’ Retained Shares which initially represents the Indemnity Escrow Amount, calculated based on a valuation of the Sellers’ Retained Shares implied by the Closing Purchase Price, after giving effect to any Recapitalization Event, as such Shareholding Interests shall be replaced with Sellers’ Retained Shares with an equivalent value pursuant to Section 5.15, and which Indemnity Escrow Shares may be replaced with cash pursuant to Section 8.9.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0645
statement pursuant to Securities and Exchange Commission Rule 83

“Indemnity Payments” has the meaning set forth in Section 8.9(b).

“Intellectual Property” means any and all worldwide intellectual property and similar proprietary rights, including (i) inventions, (ii) patents and patent applications, including all provisionals, non-provisionals, continuations, continuations-in-part, divisionals, reissues, reexaminations, renewals and extensions, (iii) trade secrets and know-how, (iv) copyrights, including registrations and applications therefor and all derivative works, moral rights, renewals, extensions, reversions and restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) trademarks, service marks, trade names, logos, corporate names, brand names, certification marks, trade dress, social media identifiers and accounts and other source indicators (and any goodwill associated therewith), (vi) Internet domain names and Internet protocol addresses, (vii) software (including source code, object code, firmware, operating systems and specifications), (viii) databases and data collections and (ix) any and all applications and registrations for any and all of the foregoing.

“IT Assets” means any and all computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology assets, including all associated documentation related to any of the foregoing, (i) owned by any Acquired Company or (ii) licensed or leased to any Acquired Company.

“J.P. Morgan” means J.P. Morgan Securities LLC.

“Law” means any law, statute, code, rule or regulation enacted by any Governmental Body.

“Leased Real Property” means all leases, subleases or licenses (including all modifications, extensions, amendments or supplements thereto) under which any of the Acquired Companies leases, subleases or licenses any real property.

“Legal Proceeding” means any claim, action, suit or proceeding before any Governmental Body, including any Tax Contest.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed or sublicensed to any Acquired Company or for which any Acquired Company has obtained a covenant not to be sued.

“Loan” has the meaning set forth in Section 5.15(b)(iii).

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0646
statement pursuant to Securities and Exchange Commission Rule 83

“Losses” means all damages, fines, penalties, costs (including cost-adjustments) and expenses (including reasonable costs of investigation, defense or settlement, court costs and reasonable fees and expenses of attorneys and other professionals), claims, awards, assessments, charges, Taxes or other liabilities whatsoever, whether contractual, tortious, statutory or otherwise, suffered, sustained, paid or incurred by a Person, including in connection with any Legal Proceeding, whether involving a claim brought by a Governmental Body, a Third-Party Claim, or a claim solely between parties hereto; provided that, except to the extent awarded in respect of a Third-Party Claim, Losses shall not include (i) incidental, indirect or consequential damages, lost profits or diminution in value (other than to the extent reasonably foreseeable) or (ii) exemplary, punitive or similar damages. For the avoidance of doubt, in the case of indemnity payments made by the Company, any Losses of any Buyer Indemnified Party shall expressly include the amount required to gross up Buyer to take into account the portion of such payment indirectly borne by Buyer by reason of Buyer’s ownership interest in the Company.

“Management Shares” means the shares issued by the Company from time to time to one or more key executives of the Company pursuant to the Phantom and Common Stock Compensation Plan, as set forth on Schedule I-C of the Sellers Disclosure Schedules.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Net Indebtedness” means, as of a specified time, the aggregate amount of Indebtedness of the Acquired Companies minus the aggregate amount of Cash and Cash Equivalents of the Acquired Companies (which may be a positive or negative number); provided that “Net Indebtedness” for purposes of any calculation to be made in accordance with Section 2.3(c) or Section 2.4 shall be determined consistent with Schedule II of the Sellers Disclosure Schedules.

“Non-Success Based” means, with respect to capital expenditures, all capital expenditures other than those related to (i) equipment on customer premises, (ii) installation costs of services provided to customers and (iii) investments related to projects with business or government customers.

“Notice of Disagreement” has the meaning set forth in Section 2.4(c)(ii).

“Order” means any judgment, order, written opinion or decree of any Governmental Body.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, shareholders agreement, certificate of limited partnership, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Owned Intellectual Property” means any and all Intellectual Property owned, or purported to be owned, by any Acquired Company.

“Owned Real Property” means any and all real property owned by any of the Acquired Companies.

“Panama” means the Republic of Panama.

“Party” means each of Buyer and each Seller.

“Pending Claim” has the meaning set forth in Section 8.9(a).

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0647
statement pursuant to Securities and Exchange Commission Rule 83

“Permits” means all permits, licenses, franchises, concessions, certificates, authorizations, registrations and approvals obtained from Governmental Bodies.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in the Audited Balance Sheet as of the Audited Balance Sheet Date; (b) Encumbrances of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Encumbrances arising or incurred in the ordinary course of business consistent with past practice for amounts that are not more than 60 days overdue or are being contested in good faith by appropriate procedures and for which adequate accruals or reserves have been established in the Audited Balance Sheet as of the Audited Balance Sheet Date; (c) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice; (d) the effect of zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Body; (e) customary covenants, defects of title, easements, rights of way, restrictions and other similar non-monetary Encumbrances affecting Real Property that are disclosed in publicly recorded documents and that, individually or in the aggregate, do not interfere in any material respect with or otherwise impair in any material respect the use, occupancy, value or marketability of title of the property subject thereto; (f) any Encumbrances reflected in the Financial Statements; and (g) any other Encumbrances that are not, individually or in the aggregate, material to the business of the Acquired Companies or that will be released on or prior to the Closing Date.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Body (or any department, agency, or political subdivision thereof).

“Phantom and Common Stock Compensation Plan” means (a) that certain phantom and common stock compensation plan as approved by the board of directors of the Company as of February 14, 2014, and as amended and supplemented from time to time on or prior to the date hereof, whereby certain members of the management team listed under the plan receive a bonus paid in cash in an amount equivalent to the value of the stock and/or stock grants, as determined by the Company from time to time; and (b) any grant agreements or other contracts entered into by the Company pursuant to such plan.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Pre-Closing Tax Period” means any Tax period of the Acquired Companies ending on or prior to the Closing Date and, with respect to a Tax period that begins on or prior to the Closing Date and ends after the Closing Date, the portion of such Tax period ending on and including the Closing Date. For purposes of determining the income Taxes that are with respect to a Pre-Closing Tax Period for a Tax period that begins on or before the Closing Date occurs and ends thereafter, Pre-Closing Tax Period Taxes shall be deemed to include the amount that would be payable if the relevant Tax period ended on and included the Closing Date.

“Preliminary Closing Report” has the meaning set forth in Section 2.4(a).

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0648
statement pursuant to Securities and Exchange Commission Rule 83

“Pro Rata Share” means with respect to each Seller, the percentage set forth across from such Seller’s name on Schedule I-B of the Sellers Disclosure Schedules.

“Real Properties” means, collectively, the Owned Real Property and the Leased Real Property (each, individually, a “Real Property”).

“Real Property Leases” means all leases, subleases and ground leases (including all modifications, extensions, amendments and/or supplements thereto and any guaranties thereof) relating to each Leased Real Property.

“Recapitalization Event” means any event of share combination or subdivision, stock splits, stock dividends, bonus shares or any other reclassification, reorganization or recapitalization of the Total Shares.

“Registered Company Intellectual Property” has the meaning set forth in Section 3.14(a).

“Related Agreements” has the meaning set forth in Section 9.9(c).

“Related Party” has the meaning set forth in Section 3.19.

“Related Party Contract Amendments” means (i) Adenda No. 1 al Contrato de Transmisión de Canales de Television “COS y COS FC” by and between the Company and Corporación Medcom Panamá, S.A., (ii) Adenda No. 1 al Contrato de Transmisión del Canal de Television “ECO” by and between the Company and Corporación Medcom Panamá, S.A., (iii) Adenda No. 1 al Contrato de Cesión de Derechos de Comercialización by and between the Company and Corporación Medcom Panamá, S.A., (iv) Adenda No. 1 al Contrato de Licencia de Derechos de Contenido de las Señales de Televisión Abierta “Telemetro” y “RPC” by and between the Company and Corporación Medcom Panamá, S.A., (v) Adenda No. 1 al Contrato de Licencia de Derechos de Contenido de la Señal de Televisión Abierta “OYE” by and between the Company and Corporación Medcom Panamá, S.A. and (vi) Adenda No. 1 al Contrato de Licencia de Derechos de Contenido de las Señales de Televisión Abierta “TVN” y “TVMAX” by and between the Company and Televisora Nacional, S.A., each dated as of October 4, 2018.

“Released Buyer Person” has the meaning set forth in Section 9.16.

“Released Sellers Person” has the meaning set forth in Section 9.16.

“Releasing Buyer Person” has the meaning set forth in Section 9.16.

“Releasing Sellers Person” has the meaning set forth in Section 9.16.

“Representatives” means the directors, officers, employees, investment bankers, consultants, attorneys, accountants and other advisors and representatives of a Person.

“Resolution Period” has the meaning set forth in Section 2.4(c)(ii).

“Review Period” has the meaning set forth in Section 2.4(c)(i).

“SCM” has the meaning set forth under the defined term “Corporate Bond Consents.”

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0649
statement pursuant to Securities and Exchange Commission Rule 83

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Second Release Date” means the date that is the third anniversary of the Closing.

“Sellers” has the meaning set forth in the introductory paragraph to this Agreement.

“Sellers Disclosure Schedules” means the disclosure schedules delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement dated as of the date hereof.

“Sellers Fundamental Representations” has the meaning set forth in Section 8.1(a).

“Sellers Indemnification Threshold” has the meaning set forth in Section 8.4(a)(i).

“Sellers Indemnified Parties” has the meaning set forth in Section 8.3.

“Sellers Per Claim Threshold” has the meaning set forth in Section 8.4(a)(i).

“Sellers’ Knowledge” means, as to a particular matter, the knowledge, after reasonable inquiry, of the individuals listed in Schedule III of the Sellers Disclosure Schedules.

“Sellers’ Retained Shares” means the Total Shares, minus the Shares and the Management Shares.

“Sellers Shareholder Agreement” means that certain shareholders agreement dated as of December 1, 2009, among the Sellers and the Company, as amended.

“Service Provider” means any director, officer, employee or individual independent contractor of any of the Acquired Companies.

“Severance Funds” means those certain severance funds (fondos de cesantía) pursuant to Articles 229-A to 229-K of the Labor Code of the Republic of Panama.

“Shareholders Agreement” has the meaning set forth in Section 6.1(d).

“Shareholding Interests” means the beneficial interest (“Intereses Accionarios”) in the Total Shares recognized by the Trustee pursuant to the Collateral Trust Agreement.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (a) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or (b) if no such governing body exists, a majority of the outstanding voting securities of such Person.

“Subsidiary Shares” has the meaning set forth in Section 3.4(a) to this Agreement.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0650
statement pursuant to Securities and Exchange Commission Rule 83

“Tax” or “Taxes” means any and all foreign, federal, state, provincial or local taxes, withholdings, charges, fees, levies or other assessments or similar charges of any kind whatsoever imposed by any Governmental Body, together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts.

“Tax Claim” means any pending or threatened Tax Contest for which the Sellers may be required to indemnify any Buyer Indemnified Party under Section 8.2.

“Tax Contest” means any audit, assessment, proposed adjustment, deficiency, action, suit, court or administrative proceeding, investigation or other dispute or similar claim with respect to any Tax matter that affects any of the Acquired Companies.

“Termination Date” has the meaning set forth in Section 7.1(b).

“Territory” means the Republic of Panama.

“Third-Party Claim” has the meaning set forth in Section 8.5(a).

“Third-Party Payments” has the meaning set forth in Section 8.4(c).

“Total Shares” has the meaning set forth in the recitals to this Agreement.

“Transaction Agreements” means this Agreement, the Escrow Agreement, the Shareholders Agreement and the other agreements, instruments and documents delivered at the Closing in connection with the transactions contemplated by this Agreement, unless expressly excluded by the terms of such other agreements, instruments or documents.

“Transfer Taxes” has the meaning set forth in Section 9.11.

“Trustee” means BG Trust, Inc., solely in its capacity as trustee under the Collateral Trust Agreement.

“Unaudited Balance Sheet” means the unaudited consolidated balance sheet of the Acquired Companies as of June 30, 2018.

“Unaudited Financial Statements” means the unaudited consolidated financial statements of the Acquired Companies consisting of the Unaudited Balance Sheet and all of the related statements of income, cash flows and stockholders’ equity of the Acquired Companies for the six (6) months ended June 30, 2018 (including, in each case, any related notes thereto).

“Working Capital” means (i) the sum of all current assets (excluding Cash and Cash Equivalents) of the Acquired Companies immediately prior to the Closing Date less (ii) the sum of all current and certain long-term liabilities as referenced in Schedule IV of the Sellers Disclosure Schedules (excluding Indebtedness and Closing Transaction Expenses) of the Acquired Companies immediately prior to the Closing Date, and in each case determined in accordance with IFRS rules in effect in 2018 (excluding, for the avoidance of doubt, IFRS 16 to become effective in 2019); provided, however, that “Working Capital” for purposes of any calculation to be made in accordance with Section 2.3(c) or Section 2.4 shall be determined consistent with Schedule IV of the Sellers Disclosure Schedules.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0651
statement pursuant to Securities and Exchange Commission Rule 83

“Working Capital Adjustment Amount” means the amount equal to (a) Working Capital minus (b) the Working Capital Target.

“Working Capital Target” means $15 million.

Article 2

PURCHASE AND SALE

Section 2.1.          Purchase and Sale of the Shares.   On the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, assign, transfer and convey, or shall cause the sale, assignment, transfer and conveyance of, the Shares and the Management Shares, to Buyer, and Buyer shall purchase, acquire and accept from Sellers, the Shares and the Management Shares, in consideration for payment of the Closing Purchase Price. Each Seller shall be entitled to receive its Pro Rata Share of the Closing Purchase Price.

Section 2.2.          Final Purchase Price.   The aggregate purchase price payable by Buyer to Sellers for the Shares and the Management Shares (the “Final Purchase Price”) shall be an amount equal to (a) the Closing Purchase Price (as determined in accordance with Section 2.3(c)), (b) plus the amount, if any, payable by Buyer to Sellers pursuant to Section 2.4(d) or (c) minus the amount, if any, payable by Sellers to Buyer pursuant to Section 2.4(d). Each Seller shall be entitled to receive its Pro Rata Share of the Final Purchase Price.

Section 2.3.          Closing

(a)          Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Eastern time, at the offices of Arias, Fábrega & Fábrega, ARIFA Building, 10th Floor, West Boulevard, Santa Maria Business District, Panama, Republic of Panama, on the date that is the twelfth (12th) Business Day of the month immediately following the month in which all the conditions to Closing set forth in Article 6 have been satisfied or waived in writing (other than any conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver in writing of such conditions at the Closing), unless another date, place or time is agreed to in writing by Buyer and Sellers. The date on which the Closing is actually held is referred to herein as the “Closing Date.” The Closing will be deemed effective as of the close of business on the Closing Date for tax and accounting purposes.

(b)          At the Closing:

(i)          Buyer shall deliver, or cause to be delivered, to Sellers:

(A)         the Closing Purchase Price, as determined pursuant to Section 2.3(c), less an amount equal to five percent (5%) (the “Capital Gains Tax”) of the Closing Purchase Price, which amount represents an advance payment of the capital gains tax payable under Panamanian Law and which shall be withheld by Buyer and paid by Buyer, on behalf of the Sellers, pursuant to Section 9.12(a). The Closing Purchase Price shall be delivered to Sellers by wire transfer of immediately available funds to accounts designated in writing by Sellers to Buyer at least two (2) Business Days prior to the Closing Date;

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0652
statement pursuant to Securities and Exchange Commission Rule 83

(B)         the certificate contemplated by Section 6.3(c);

(C)         duly executed corporate resolutions of Buyer authorizing and approving the execution, delivery and performance of the Transaction Agreements and the transactions contemplated hereby and thereby;

(D)         Buyer’s duly executed counterpart to the Escrow Agreement; and

(E)         such other documents or instruments as Sellers reasonably request and are reasonably necessary or advisable to consummate the transactions contemplated by the Transaction Agreements.

(ii)         (A) Buyer shall deposit (or cause to be deposited) with the Escrow Agent the Adjustment Escrow Amount by wire transfer of immediately available funds subject to the terms of the Escrow Agreement, which deposit shall be made out of funds that otherwise would have been paid as part of the Closing Purchase Price, and Buyer shall be deemed to have deposited on behalf of each Seller its Pro Rata Share of the Adjustment Escrow Amount; and (B) Sellers shall deposit (or cause to be deposited) with the Escrow Agent, the Indemnity Escrow Amount.

(iii)        Sellers shall deliver, or cause to be delivered, to Buyer:

(A)         stock certificates evidencing the Shares and the Management Shares, free and clear of all Encumbrances (other than the Encumbrance created by the Collateral Trust Agreement), accompanied by instruments of transfer, subject to the conditions set forth in Section 2.3(b)(iv);

(B)         the certificate contemplated by Section 6.2(d);

(C)         duly executed corporate resolutions of the Sellers authorizing and approving the execution, delivery and performance of the Transaction Agreements and the transactions contemplated hereby and thereby;

(D)         evidence that the Sellers Shareholders Agreement shall have been terminated on or prior to the Closing Date without any continuing liability or obligation of the Company or any of the Company’s Affiliates after the Closing Date in connection therewith or thereunder; and

(E)         each Seller’s duly executed counterpart to the Escrow Agreement.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0653
statement pursuant to Securities and Exchange Commission Rule 83

(iv)        The parties hereto acknowledge that the Shares and the Management Shares are sold subject to the Encumbrance created by the Collateral Trust Agreement and the transfer by Sellers to Buyer of the Shares and the Management Shares at the Closing pursuant to this Agreement shall be made subject to the following conditions: (i) the Shares and the Management Shares shall remain and continue to be at all times subject to the Encumbrance created by the Collateral Trust Agreement to secure the obligations of the Company under the Corporate Bonds and (ii) simultaneously with the acceptance of title to the Shares and the Management Shares, Buyer shall assign and transfer title to the Shares and the Management Shares to the Trustee such that the Shares and the Management Shares remain and continue to be at all times subject to the Encumbrance created by the Collateral Trust Agreement to secure the obligations of the Company under the Corporate Bonds. Immediately upon such assignment and transfer of title by Buyer to the Trustee, the Trustee shall recognize the Buyer as beneficiary of the Shareholding Interests in the Shares and the Management Shares. If required by the Trustee, Buyer shall sign a joinder agreement to the Collateral Trust Agreement.

(c)          The amount of cash to be paid by Buyer to Sellers at the Closing before reduction on account of the Capital Gains Tax (the “Closing Purchase Price”) shall be: (x) eighty percent (80%) of the total of an amount equal to $1,460,000,000 minus Net Indebtedness of the Acquired Companies as of immediately prior to the Closing Date minus Closing Transaction Expenses plus the Working Capital Adjustment Amount (which may be a positive or negative number); minus (y) the Adjustment Escrow Amount. For the avoidance of doubt, there shall be no duplication among the items included in Net Indebtedness, Closing Transaction Expenses and Working Capital. Further, for the avoidance of doubt, consideration for the Management Shares shall be paid by Buyer out of the Closing Purchase Price to such key executives of the Company set forth on Schedule I-C of the Sellers Disclosure Schedules in respect of each such key executive’s pro rata portion of the Closing Purchase Price; upon delivering such consideration to such key executives, Buyer shall have no further obligations with respect to the Management Shares.

Section 2.4.          Preliminary Closing Report; Post-Closing Adjustment

(a)          At least three (3) days prior to the anticipated Closing Date, Sellers shall deliver to Buyer a written report (“Preliminary Closing Report”) setting forth in reasonable detail the Sellers’ reasonable, good faith estimates of the Closing Purchase Price, Net Indebtedness, Closing Transaction Expenses and the Working Capital Adjustment Amount as of the close of business on the day immediately preceding the Closing Date. Each of the components of the Preliminary Closing Report will be prepared in a manner consistent with the respective definitions thereof as set forth herein. Sellers shall consider in good faith any of Buyer’s comments to such Preliminary Closing Report and reasonably cooperate with Buyer to provide such supporting documentation as reasonably requested by Buyer in connection with Buyer’s review of the Preliminary Closing Report.

(b)          As soon as reasonably practicable following the Closing Date (but no later than sixty (60) days after the Closing Date), Buyer shall deliver to Sellers a statement (the “Buyer Adjustment Report”) setting forth in reasonable detail Buyer’s good-faith calculation of Final Purchase Price, Net Indebtedness, Closing Transaction Expenses and the Working Capital Adjustment Amount as of the Closing Date. If Buyer does not timely deliver the Buyer Adjustment Report within such sixty (60) day period, the Closing Purchase Price as determined pursuant to Section 2.3(c) shall be deemed to be the “Final Purchase Price” for all purposes hereunder.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0654
statement pursuant to Securities and Exchange Commission Rule 83

(c)          The following procedures shall apply with respect to the review of the Buyer Adjustment Report:

(i)          Sellers shall have a period of sixty (60) days after receipt by Sellers of the Buyer Adjustment Report to review such Report (the “Review Period”). During the Review Period, Buyer shall (x) provide the Sellers and their Representatives reasonable access during normal business hours to the books and records of the Acquired Companies used in preparation of the Buyer Adjustment Report, (y) reasonably cooperate with Sellers to provide other information reasonably requested by Sellers in connection with Sellers’ review of the Buyer Adjustment Report and any dispute with respect thereto as contemplated by this Section 2.4, and (z) use its commercially reasonable efforts to cause its accountants and employees to reasonably cooperate with Sellers in connection with such review.

(ii)         If Sellers do not deliver to Buyer a written statement describing any objections Sellers have to the Buyer Adjustment Report and in reasonable detail Sellers’ grounds for such objections (a “Notice of Disagreement”) on or before the final day of the Review Period, or if the Sellers deliver, prior to the final day of the Review Period, written notice to Buyer that it has no objections to the Buyer Adjustment Report, then Sellers shall be deemed to have irrevocably accepted such Buyer Adjustment Report, and such Buyer Adjustment Report shall be binding on and non-appealable by the Parties and deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 2.4(d). Any matters or amounts not raised in the Notice of Disagreement shall be deemed to be final and binding on, and non-appealable by, the Parties. If Sellers deliver to Buyer a Notice of Disagreement on or before the final day of the Review Period, then Buyer and Sellers shall attempt to resolve in good faith the matters contained in the Notice of Disagreement within thirty (30) days after Buyer’s receipt of the Notice of Disagreement (the “Resolution Period”). If Buyer and Sellers reach a resolution with respect to such matters on or before the final day of the Resolution Period, then the Buyer Adjustment Report, as modified by such resolution, shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 2.4(d).

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0655
statement pursuant to Securities and Exchange Commission Rule 83

(iii)        If such a resolution is not reached on or before the final day of the Resolution Period (or such longer period as the Sellers and Buyer may agree in writing), then Buyer and Sellers shall promptly (and in any event no later than five (5) Business Days after the last day of the Resolution Period or such other agreed upon date) retain the Accounting Firm (including by executing a customary agreement with the Accounting Firm in connection with its engagement) and submit any and all unresolved objections covered by the Notice of Disagreement (but only such matters and amounts) (the “Disputed Items”) to the Accounting Firm for resolution in accordance with this Section 2.4(c)(iii). The Accounting Firm will be instructed to (A) make a final determination on an expedited basis (and in any event within thirty (30) days after submission of the Disputed Items) with respect to each of the Disputed Items (and only the Disputed Items) that is within the range of the respective positions taken by each of Buyer and Sellers and (B) prepare and deliver to Buyer and Sellers a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Disputed Item (the “Accounting Firm’s Report”). During the ten (10) days after submission of the Disputed Items to the Accounting Firm, each of Buyer and Sellers may provide the Accounting Firm with a definitive statement in writing of its positions with respect to the Disputed Items (and only the Disputed Items) and any supporting documents or materials that such party deems necessary or appropriate. The Accounting Firm will be provided with reasonable access to the books and records of Buyer, the Acquired Companies and Sellers for purposes of making its final determination with respect to the Disputed Items, and Buyer, Sellers and the Acquired Companies shall otherwise reasonably cooperate with the Accounting Firm in connection therewith. Each of Buyer and each Seller agrees that (1) the Accounting Firm’s determination with respect to each Disputed Item as reflected in the Accounting Firm’s Report shall be deemed to be final, conclusive, binding and non-appealable, absent fraud or manifest error, (2) the Buyer Adjustment Report, as modified by any changes thereto in accordance with the Accounting Firm’s Report, shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 2.4(d), (3) the procedures set forth in this Section 2.4 shall be the sole and exclusive remedy with respect to the final determination of the Final Adjustment Report and (4) the Accounting Firm’s determination under this Section 2.4(c)(iii) shall be enforceable as an arbitral award, and judgment may be entered thereupon in any court having jurisdiction over the Party against which such determination is to be enforced. (x) Net Indebtedness, (y) Closing Transaction Expenses and (z) the Working Capital Adjustment Amount, each as of the Closing Date as set forth in the Final Adjustment Report, shall be deemed to be, respectively, the “Final Net Indebtedness”, “Final Transaction Expenses” and the “Final Working Capital Adjustment Amount”. Notwithstanding anything to the contrary contained herein, if the Closing occurs after December 31, 2018, all calculations contained in the Final Adjustment Report shall be calculated without giving effect to IFRS 16.

(iv)        Each of Buyer and Sellers shall (A) pay its own respective costs and expenses incurred in connection with this Section 2.4 and (B) be responsible for the fees and expenses of the Accounting Firm on a pro rata basis based on the amount of the adjustment relative to the respective positions of Buyer and Sellers (which shall be determined by the Accounting Firm and set forth in the Accounting Firm’s Report).

(d)          Within two (2) Business Days after the determination of the Final Adjustment Report in accordance with this Section 2.4 (including by failure to timely deliver a Notice of Disagreement):

(i)          if the Additional Payment Amount is a negative number or zero, then (x) Buyer shall pay an amount in cash equal to the absolute value of the Additional Payment Amount, less the applicable Capital Gains Tax, to Sellers by wire transfer of immediately available funds to such account or accounts of Sellers as may be designated in writing by Sellers to Buyer and (y) Buyer and Sellers shall, pursuant to the terms of the Escrow Agreement, deliver a joint written instruction to the Escrow Agent to release the Adjustment Fund from the Escrow Account to Sellers; or

(ii)         if the Additional Payment Amount is a positive number, then, Buyer and Sellers shall, pursuant to the terms of the Escrow Agreement, deliver a joint written instruction to the Escrow Agent to release the Additional Payment Amount from the Escrow Funds to Buyer, and if the Adjustment Fund exceeds the Additional Payment Amount, to release an amount equal to such excess from the Adjustment Fund to Sellers. If the Additional Payment Amount exceeds both the Adjustment Fund and the Indemnity Escrow Funds, then each Seller shall pay its Pro Rata Share of an amount in cash equal to the excess to Buyer by wire transfer of immediately available funds to such account of Buyer as may be designated in writing by Buyer to Sellers.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0656
statement pursuant to Securities and Exchange Commission Rule 83

For purposes hereof, “Additional Payment Amount” means eighty percent (80%) of the sum of (x) Final Net Indebtedness minus Net Indebtedness as of immediately prior to the Closing Date, (y) Final Transaction Expenses minus Closing Transaction Expenses and (z) Final Working Capital Adjustment Amount minus the Working Capital Adjustment Amount, each as notified by Sellers to Buyer pursuant to Section 2.3(c) (for the avoidance of doubt, the Additional Payment Amount may be a negative number).

Article 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Sellers Disclosure Schedules (which shall be interpreted in accordance with Section 9.14(f)), each Seller, severally as to itself only, and not jointly or jointly and severally, represents and warrants to Buyer that the statements contained in this Article 3 are true and correct as of the date hereof and as of the Closing Date.

Section 3.1.          Organization and Authority of Sellers.

(a)          Each Seller is a company or corporation, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. Each Seller has all requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements to which it is a party, carry out its obligations hereunder and thereunder, consummate the transactions contemplated hereby and thereby, (including all power and authority to sell, assign, transfer and convey the Shares as provided by this Agreement). Each key executive set forth in Schedule I-C of the Sellers Disclosure Schedules has, or will have prior to the Closing, when such Management Shares have vested in accordance with the terms of the Phantom and Common Stock Compensation Plan, all power and authority to sell, assign, transfer and convey the Management Shares set forth opposite his or her name in Schedule I-C of the Sellers Disclosure Schedules as provided by this Agreement.

(b)         The execution and delivery by such Seller of this Agreement and the other Transaction Agreements to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all requisite corporate or other similar action on the part of such Seller.

(c)          This Agreement has been duly and validly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles (the “Enforceability Limitations”) and each of the other Transaction Agreements to which such Seller is or will be a party has been or will be duly and validly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the other party or parties thereto) constitutes or will constitute a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0657
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Section 3.2.          Organization, Authority and Qualification of the Acquired Companies.

(a)          Each Acquired Company is a sociedad anónima or corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and has all requisite corporate power and authority to own, lease and operate its respective properties and assets and to conduct its business as it is now being conducted.

(b)          Each Acquired Company is qualified to do business and is in good standing in each jurisdiction in which the operation of its business as currently conducted makes such qualification necessary, except where the failure to be so qualified or in good standing has not had a Company Material Adverse Effect.

Section 3.3.          Capitalization; Organizational Documents.

(a)          As of the date of this Agreement, the authorized capital stock of the Company consists of 245,000 shares of common stock, of which 243,356 shares are issued and outstanding and constitute the Total Shares (except with respect to the Management Shares, which shall be issued as of the date hereof and outstanding as of Closing, once vested in accordance with the terms of the Phantom and Common Stock Compensation Plan). The Total Shares have been duly authorized and validly issued and are fully paid and non-assessable. The Total Shares have been issued and granted in compliance with all applicable Law or pursuant to valid exemptions therefrom. None of the Total Shares were issued in violation of any Contract or any preemptive or similar rights of any Person.

(b)         The Trustee is the record owner of, and has good, valid and marketable title to, the Total Shares, free and clear of all Encumbrances other than the Encumbrance created by, and pursuant to, the provisions of the Collateral Trust Agreement.

(c)          Each Seller is the beneficial owner of, in its respective capacity as settlor and beneficiary under the Collateral Trust Agreement, all of the Total Shares set forth opposite its name in Schedule I-A of the Sellers Disclosure Schedules, which includes therein its respective Shares, in each case, free and clear of all Encumbrances other than the Encumbrance created by, and pursuant to, the provisions of the Collateral Trust Agreement.

(d)          Each key executive set forth in Schedule I-C of the Sellers Disclosure Schedules is the beneficial owner of, in its respective capacity as beneficiary under the Collateral Trust Agreement, all of the Management Shares set forth opposite its name in Schedule I-C of the Sellers Disclosure Schedules, in each case, free and clear of all Encumbrances other than (i) the Encumbrance created by, and pursuant to, the provisions of the Collateral Trust Agreement and (ii) the terms pursuant to Article 20 of the Phantom and Common Stock Compensation Plan.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0658
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(e)          Except for the Total Shares and, in the case of clause (iii) of this paragraph, the performance-based bonuses granted pursuant to the Phantom and Common Stock Compensation Plan, there are no (i) equity securities of any class of the Company or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding, (ii) outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of the Company or obligating Sellers or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company and (iii) outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of the Company. Except as otherwise set forth in the Collateral Trust Agreement, the Sellers Shareholders Agreement or the Phantom and Common Stock Compensation Plan, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Total Shares or any other equity interests of the Company.

(f)         The Sellers have heretofore provided to Buyer true and complete copies of the Organizational Documents of each of the Acquired Companies except for the Sellers Shareholders Agreement. No Acquired Company is in violation of any of the provisions of its Organizational Documents.

Section 3.4.          Subsidiaries.

(a)          Section 3.4(a) of the Sellers Disclosure Schedules contains a correct and complete list as of the date hereof of each of the Company Subsidiaries and their respective jurisdictions of organization. All of the issued and outstanding shares of capital stock owned by the Company of, or other equity or voting interests granted to the Company in, the Company Subsidiaries (the “Subsidiary Shares”) have been duly authorized and validly issued and are fully paid and non-assessable and were issued and granted in compliance with all Law or pursuant to valid exemptions therefrom. None of the Subsidiary Shares were issued in violation of any Contract or any preemptive or similar rights of any Person. Other than the Subsidiary Shares of Fronteras Security, Inc., all of the Subsidiary Shares are owned, directly or indirectly, of record and beneficially by an Acquired Company, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)          Except for the Subsidiary Shares and as set forth in Section 3.4(b) of the Sellers Disclosure Schedules, there are no equity securities of any class of any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding. Except as set forth in Section 3.4(b) of the Sellers Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of any Company Subsidiary or obligating Sellers or any Acquired Company to issue or sell any shares of capital stock of, or any other interest in, any Company Subsidiary. There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of any Company Subsidiary. Except for the shareholder agreement dated as of October 9, 2013 in respect of Fronteras Security, Inc., there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Subsidiary Shares or any other equity interests of any Company Subsidiary.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0659
statement pursuant to Securities and Exchange Commission Rule 83

(c)         As of the date hereof, except for the Subsidiary Shares and as set forth in Section 3.4(c) of the Sellers Disclosure Schedules, no Acquired Company has any direct or indirect equity interest or similar interest by stock ownership or otherwise in any Person.

Section 3.5.          No Conflicts; Consents.

(a)          Subject to the receipt of the Consents and Permits, and the making of the declarations, filings and notices, referred to in Section 3.5(b), neither the execution, delivery or performance by such Seller of this Agreement and the other Transaction Agreements to which such Seller is a party, nor the consummation of the transactions contemplated hereby, will:

(i)           result in a material violation or material breach of, or material default under, or the acceleration of any rights under or the creation in any party of the right to accelerate, any provision of the Organizational Documents of such Seller or any Acquired Company;

(ii)          result in a violation of, or give any Governmental Body the right to challenge any of the transactions contemplated hereby under, any Law or Order applicable to such Seller or any Acquired Company; or

(iii)         (A) result in a violation or breach of, (B) constitute a default under, (C) result in the acceleration of or create in any party the right to accelerate, terminate or cancel or (D) require the Consent of any other Person under, any Material Contract;

except in the case of clauses (ii) and (iii) where such conflict, violation, breach, event of default or other result described in such clauses would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          Except as set forth in Section 3.5(b) of the Sellers Disclosure Schedules, no Consent, Permit, declaration or filing with, or notice to, any Governmental Body is required by or with respect to such Seller or any Acquired Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such Consents, Permits, declarations, filings or notices the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)          Except as set forth in Section 3.5(c) of the Sellers Disclosure Schedules, no party has or will have any right under the Sellers Shareholders Agreement in respect of the execution, delivery or performance by such Seller of this Agreement and the other Transaction Agreements to which such Seller is a party, nor the consummation of the transactions contemplated hereby or therein. The Sellers Shareholders Agreement does not contain or impose any obligations or liabilities on any of the Acquired Companies which would survive such agreement’s termination pursuant to Section 2.3(b)(iii)(D).

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0660
statement pursuant to Securities and Exchange Commission Rule 83

Section 3.6.          Financial Statements; Internal Controls. Section 3.6 of the Sellers Disclosure Schedules sets forth correct and complete copies of the Financial Statements. Except as set forth in Section 3.6 of the Sellers Disclosure Schedules, the Financial Statements fairly present, in all material respects, the consolidated financial condition of the Acquired Companies as of the dates indicated therein and the results of the operations of the Acquired Companies for the periods covered thereby, all in accordance with IFRS as in effect as of the date of such Financial Statements (excluding, for the avoidance of doubt, IFRS 16 to become effective in 2019). The Financial Statements have been prepared in accordance with IFRS as in effect as of the date of such Financial Statements (excluding, for the avoidance of doubt, IFRS 16 to become effective in 2019) applied on a consistent basis throughout the periods covered thereby, except, in the case of the Audited Financial Statements, as set forth in the notes thereto and subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end adjustments.

Section 3.7.          No Undisclosed Liabilities. The Acquired Companies do not have any liabilities or obligations of any nature required to be reflected or reserved against on a consolidated balance sheet of the Acquired Companies in accordance with IFRS as of the date hereof (excluding, for the avoidance of doubt, IFRS 16 to become effective in 2019), except for (i) liabilities set forth in Section 3.7 of the Sellers Disclosure Schedules, (ii) liabilities reserved against in the Audited Balance Sheet (or the notes thereto) in accordance with IFRS as in effect as of the Audited Balance Sheet Date (excluding, for the avoidance of doubt, IFRS 16 to become effective in 2019), (iii) liabilities that have been incurred in the ordinary course of business consistent with past practice since the Audited Balance Sheet Date, and (iv) other undisclosed liabilities that are not, or would not be reasonably expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

Section 3.8.          Absence of Certain Developments.

(a)          Except for the transactions contemplated by this Agreement, from the Audited Balance Sheet Date until the date of this Agreement, the Acquired Companies have operated in the ordinary course of business consistent in all material respects with past practice.

(b)          Except for the transactions contemplated by this Agreement, since the Audited Balance Sheet Date, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9.           Title, Condition and Sufficiency of Assets.

(a)          Except as set forth in Section 3.9(a) of the Seller Disclosure Schedules, one or more of the Acquired Companies has good and valid title to, or a valid leasehold interest in, all tangible and material personal property and other assets reflected in the Audited Balance Sheet or acquired after the Audited Balance Sheet Date or otherwise necessary for the operations of the Acquired Companies in the ordinary course of business consistent in all material respects with past practice, free and clear of all Encumbrances other than Permitted Encumbrances, except for properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Audited Balance Sheet Date. The buildings, structures, equipment, vehicles and other items of tangible personal property owned or leased by the Acquired Companies are in all material respects in satisfactory operating condition and repair for the uses to which they are being put, and have been reasonably maintained consistent with standards generally followed in the industry (subject to ordinary wear and tear and maintenance and repair requirements) and are adequate and suitable for their current use.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0661
statement pursuant to Securities and Exchange Commission Rule 83

(b)          Section 3.9(b) of the Sellers Disclosure Schedules sets forth a correct and complete list, as of the date hereof, of all Owned Real Property, together with, for each such real property, a description of the address, record owner, registration folio number and location code and use thereof. Other than as set forth in Section 3.9(b) of the Sellers Disclosure Schedules, none of the Acquired Companies is a lessor or grantor under any lease or other similar instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Owned Real Property or any portion thereof. There are no outstanding options to purchase or rights of first refusal to purchase or lease any Owned Real Property of the Acquired Companies. The Acquired Companies have good, valid and marketable fee simple title to all Owned Real Property set forth in Section 3.9(b) of the Sellers Disclosure Schedules, in each case free and clear of all Encumbrances, other than Permitted Encumbrances.

(c)          Section 3.9(c) of the Sellers Disclosure Schedules sets forth a correct and complete list, as of the date hereof, of all Leased Real Property, together with, for each such Leased Real Property, a description of the address, registration folio number and location code, landlord and tenant. The Acquired Companies have good and valid title to the leasehold estate (as lessee or sublessee) in all Leased Real Property set forth in Section 3.9(c) of the Sellers Disclosure Schedules, in each case free and clear of all Encumbrances, other than Permitted Encumbrances.

(d)          The Real Properties and the properties, assets and rights of the Acquired Companies include all properties, assets and rights necessary for the continued conduct of the business of the Acquired Companies after the Closing in substantially the same manner in all material respects as conducted prior to the Closing.

(e)          There is no owned real property or leased real property primarily used in the business of the Acquired Companies other than the Real Properties.

Section 3.10.        Compliance with Laws; Permits.

(a)          Except as set forth in Section 3.10(a) of the Sellers Disclosure Schedules, (i) the Acquired Companies are in compliance in all material respects with all Laws applicable to the Acquired Companies, (ii) since January 1, 2017, no Acquired Company has violated any Law nor received any written or, to Sellers’ Knowledge, oral notice from any Governmental Body alleging any material noncompliance by any Acquired Company with respect to any such Law and (iii) no investigation of the Acquired Companies by any Governmental Body regarding a violation of any such Law is pending or, to Sellers’ Knowledge, threatened in writing.

(b)          Section 3.10(b) of the Sellers Disclosure Schedules correctly describes each Permit that is material to the conduct of the business of the Acquired Companies and the name of the Governmental Body issuing such Permit. All Permits required for the Acquired Companies to conduct their business as currently conducted have been obtained by an Acquired Company and are valid and in full force and effect, except where the failure to obtain any such Permit or the failure to be valid and in full force and effect would not, individually or in the aggregate, materially impair the conduct of such business, and the Acquired Companies are, and have been since January 1, 2017, in compliance in all material respects with all such Permits, except as set forth in Section 3.10(b) of the Sellers Disclosure Schedules. Subject to the receipt of the Consents and Permits, and the making of the declarations, filings and notices, referred to in Section 3.5(b), none of the Permits shall be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement and the other Transaction Agreements, in each case other than as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0662
statement pursuant to Securities and Exchange Commission Rule 83

Section 3.11.        Legal Proceedings; Governmental Orders.

(a)          Except as set forth in Section 3.11(a) of the Sellers Disclosure Schedules, there is no Legal Proceeding pending or, to Sellers’ Knowledge, threatened in writing against or by any Acquired Company affecting any of its properties or assets (or by or against Sellers or any Affiliate thereof and relating to an Acquired Company) that, if determined adversely to the relevant Acquired Company (or Sellers or relevant Affiliate thereof), would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and the other Transaction Agreements; provided that this Section 3.11(a) shall not require disclosure of any matters addressed in Section 3.11(b).

(b)          Section 3.11(b) of the Sellers Disclosure Schedules sets forth a correct and complete list of all outstanding material Orders applicable to the Acquired Companies. To Sellers’ Knowledge, except as set forth in Section 3.11(b) of the Sellers Disclosure Schedules, no Governmental Body has issued, or has pending, a Law or Order, the effect of which is to declare any of the Acquired Companies as market “dominant.”

Section 3.12.       Insurance Coverage. Section 3.12 of the Sellers Disclosure Schedules sets forth a list of all material insurance policies and surety bonds of (or that provide coverage to) the Acquired Companies, including material property and general commercial liability insurance policies, each of which is in full force and effect. Such policies and surety bonds are of the type and provide coverage as are reasonable and appropriate considering the business of the Acquired Companies (including the Contracts to which each is bound), and the Acquired Companies are in compliance in all material respects thereunder, including with respect to the payment of premiums. Except as set forth in Section 3.12 of the Sellers Disclosure Schedules, there is no material claim pending under any such insurance policy or surety bond as to which coverage has been denied or disputed by the insurer. Except as disclosed in Section 3.12 of the Sellers Disclosure Schedules, no Acquired Company has any material self-insurance programs. The Sellers have no Knowledge of (a) any threatened termination of, material premium increase with respect to or material alteration of coverage under any of such insurance policies or surety bonds or (b) any facts, conditions, situations or set of circumstances (including the consummation of the transactions contemplated hereby) that could reasonably be expected to result in or be the basis for any of the foregoing.

Section 3.13.        Material Contracts.

(a)          Section 3.13(a) of the Sellers Disclosure Schedules sets forth a correct and complete list of the following Contracts to which an Acquired Company is party as of the date hereof (each such Contract, a “Material Contract”):

(i)          any Real Property Lease (where an Acquired Company is either the lessee or the lessor);

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0663
statement pursuant to Securities and Exchange Commission Rule 83

(ii)          any Contract under which any of the Acquired Companies licenses programming content from such content’s owner;

(iii)         any Contract or group of Contracts (other than any Contracts referenced in Section 3.13(a)(ii)) with the same counterparty relating to similar subject matter (including for the sale, license, lease or other purchase of goods or services) pursuant to which the Acquired Companies may be obligated to pay more than $750,000 or make aggregate payments of more than $750,000 in any calendar year;

(iv)        any Contract or group of Contracts with the same counterparty relating to similar subject matter (including for the sale, license, lease or other disposition of goods or services) pursuant to which the Acquired Companies may be entitled to receive more than $750,000 or aggregate payments of more than $750,000 in any calendar year;

(v)         any Contract that limits or purports to limit the ability of any Acquired Company (or, after the Closing, that purports to so limit or restrict Buyer or any of its Affiliates) to (A) sell any products or services of or to any other Person or in any geographic region, (B) compete in any line of business, (C) obtain products or services from any Person or (D) solicit any individuals for employment, in each case that cannot be cancelled by an Acquired Company without material penalty upon no more than ninety (90) days’ notice;

(vi)        any Contract relating to the creation, incurrence, assumption or guarantee of any indebtedness for borrowed money in excess of $750,000 or involving aggregate payments of more than $750,000 in any calendar year;

(vii)       any Contract relating to any loan or other extension of credit made by any of the Acquired Companies in excess of $750,000 or involving aggregate payments of more than $750,000 in any calendar year;

(viii)      any Contract pursuant to which any Acquired Company grants or obtains any material license, sublicense, right or authorization to use or covenant not to be sued under any Intellectual Property (other than any Contracts pursuant to which any Acquired Company obtains non-exclusive licenses for commercial off-the-shelf software that are generally available on nondiscriminatory pricing terms);

(ix)         any Contract (including letters of intent but excluding confidentiality and non-disclosure agreements that do not contain any restrictions other than customary confidentiality and non-disclosure obligations) that relates to the acquisition or disposition of any business, a material amount of stock or assets of any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(x)          any stockholders, investors rights, registration rights or similar Contract, other than the Sellers Shareholder Agreement;

(xi)         any Contract granting any Person an option or a right of first refusal or first offer or similar preferential right to purchase or acquire any Shares or any material assets of any Acquired Company, other than the Sellers Shareholder Agreement;

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0664
statement pursuant to Securities and Exchange Commission Rule 83

(xii)        any partnership, joint venture or other similar agreement or arrangement that requires the sharing of profits;

(xiii)       any (i) employment or service Contract with any Service Provider whose base compensation is more than $100,000 per year or (ii) Contract providing for retention, change in control or transaction bonuses or benefits;

(xiv)       any collective bargaining agreement or other arrangement with any union or similar employee representative

(xv)        any Contract or group of Contracts with the same Governmental Body relating to similar subject matter pursuant to which the Acquired Companies may be entitled to receive more than $750,000 or aggregate payments of more than $750,000 in any calendar year, from a Governmental Body; and

(xvi)       any Contract with a Related Party, other than any Contracts entered into in the ordinary course of business on arms-length terms and for which such Contract’s value is less than $100,000.

(b)          Sellers have made available to Buyer copies of each Material Contract in effect as of the date hereof that are correct and complete in all material respects. Except as set forth in Section 3.13(a) of the Sellers Disclosure Schedules, each Material Contract is in full force and effect and is a valid and binding agreement of an Acquired Company enforceable by and against an Acquired Company in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations. No Acquired Company nor, to Sellers’ Knowledge, any other party to any Material Contract is in material breach of or material default under, or has, since the Audited Balance Sheet Date, provided or received any notice (whether written or, to Sellers’ Knowledge, oral) of any intention to terminate or not renew, any Material Contract.

Section 3.14.        Intellectual Property.

(a)          Section 3.14(a) of the Sellers Disclosure Schedules sets forth a true and complete list of any and all registered Intellectual Property owned by the Acquired Companies (the “Registered Company Intellectual Property”). Except as set forth in Section 3.14(a) of the Sellers Disclosure Schedules, the Acquired Companies solely and exclusively hold good and valid title to all Owned Intellectual Property and hold all right, title and interest in and to all Owned Intellectual Property and Licensed Intellectual Property free and clear of any and all Encumbrances, except for and subject to Permitted Encumbrances.

(b)          Except as set forth in Section 3.14(b) of the Sellers Disclosure Schedules and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)          the operation of the Acquired Companies does not infringe, misappropriate or otherwise violate, and, since January 1, 2017, has not infringed, misappropriated or otherwise violated, the Intellectual Property of any Person;

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0665
statement pursuant to Securities and Exchange Commission Rule 83

(ii)          there are no claims pending, or, to Sellers’ Knowledge, threatened in writing, (A) that the operation of the Acquired Companies infringes, misappropriates or otherwise violates, or, since January 1, 2017, has infringed, misappropriated or otherwise violated, any Intellectual Property of any Person, (B) challenging the validity, enforceability, registrability or ownership of any Owned Intellectual Property or any Acquired Company’s rights in any Licensed Intellectual Property or (C) that any Person is infringing, misappropriating or otherwise violating, or, since January 1, 2017, has infringed, misappropriated or otherwise violated, any Owned Intellectual Property; and

(iii)          to Sellers’ Knowledge, no Person is infringing, misappropriating or otherwise violating, or, since January 1, 2017, has infringed, misappropriated or otherwise violated, any Intellectual Property owned or purported to be owned by the Acquired Companies.

(c)          Except as set forth in Section 3.14(c) of the Sellers Disclosure Schedules, the Acquired Companies own or have a valid and enforceable license to use any and all Intellectual Property used or held for use in, or otherwise necessary for, the conduct of the business of the Acquired Companies.

(d)          None of the Owned Intellectual Property has been adjudged invalid or unenforceable in whole or part, and, to the knowledge of the Company, all such Owned Intellectual Property are valid and enforceable. None of the Acquired Companies is subject to any outstanding Order that does or would restrict or impair the use of any Owned Intellectual Property or Licensed Intellectual Property.

(e)          The Acquired Companies have taken all commercially reasonable actions to maintain, protect and enforce their rights in the Owned Intellectual Property and Licensed Intellectual Property, including all commercially reasonable steps to protect and preserve the confidentiality of all trade secrets and other confidential information included in the Owned Intellectual Property. None of the trade secrets or other confidential information included in the Owned Intellectual Property (including any software source code) have been disclosed other than to employees, consultants, representatives and agents of the Acquired Companies.

(f)          None of the software included in the Owned Intellectual Property or otherwise distributed by any Acquired Company contains any software code that is licensed under any terms or conditions that require that any software be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge.

(g)          The IT Assets are fully functional and operate and perform in a manner that permits the Acquired Company to conduct their business as currently conducted and as currently planned to be conducted, and to Seller’s Knowledge, there are no defects, viruses, worms, Trojan horses, bombs, backdoors, clocks, timers or similar harmful, malicious or hidden programs in any IT Assets. The Acquired Companies have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity, operation and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. There has been no material unauthorized use, access, interruption, modification or corruption of any IT Assets (or any information or transactions stored or contained therein or transmitted thereby).

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0666
statement pursuant to Securities and Exchange Commission Rule 83

(h)          Since January 1, 2017, the Acquired Companies have at all times complied in all material respects with all (i) Laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of their respective operations and (ii) rules, policies and procedures established by the Acquired Companies from time to time with respect to the foregoing. No notices, indemnification requests or claims are pending or, to Sellers’ Knowledge, threatened against any Acquired Company alleging a violation of any Person’s privacy, personal or confidentiality rights under any Laws, regulations, rules, policies or procedures.

Section 3.15.        Labor Matters.

(a)          Section 3.15(a) of the Sellers Disclosure Schedules sets forth each material Employee Plan. The Acquired Companies have never employed any individuals in the United States nor sponsored, maintained or contributed to any Employee Plan intended to cover individuals located in the United States. For each Employee Plan, Seller has made available to Buyer a copy of such plan (or a description, if such plan is not written) and all amendments thereto and, as applicable: (i) all trust agreements, insurance contracts or other funding arrangements and amendments thereto; (ii) all current administrative and other service contracts and amendments thereto with third-party services providers; (iii) all current employee handbooks, manuals and policies; and (iv) any other documents as may be relevant to the maintenance or administration of the Employee Plan under Law. No actuarial reports or financial statements are required to be prepared in connection with any Employee Plan.

(b)          Except as set forth in Section 3.15(b) of the Sellers Disclosure Schedules, (i) there are no labor, works council or collective bargaining agreements that pertain to any of the Acquired Companies’ employees, (ii) no labor, works council or collective bargaining agreement is presently being negotiated, (iii) no labor organization represents for purposes of collective bargaining any of the Acquired Companies’ employees, and (iv) there is no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy in effect or, to Sellers’ Knowledge, threatened at any of the Acquired Companies. The Consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(c)          Section 3.15(c) of the Sellers Disclosure Schedules sets forth, for each employee of the Acquired Companies, such employee’s name, employer, title, hire date, location, whether full- or part-time, whether active or on leave (and, if on leave, the nature of the leave and the expected return date), annual salary or wage rate, accumulated vacation time (if any), most recent annual bonus received and current annual bonus opportunity. The Severance Funds of the Acquired Companies have been sufficiently funded in accordance with the Law of Panama and are in good standing. Section 3.15(c) of the Sellers Disclosure Schedules separately sets forth, as of September 30, 2018, for each individual independent contractor engaged by any of the Acquired Companies whose base compensation is more than $100,000 per year, such contractor’s name, duties, rate of compensation, any early termination fees, if applicable, and to Sellers’ Knowledge, the approximate amount of employees under each such contractor.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0667
statement pursuant to Securities and Exchange Commission Rule 83

(d)          Except as set forth in Section 3.15(d) of the Sellers Disclosure Schedules, the Acquired Companies are, and since January 1, 2017, have been, in compliance, in all material respects, with all Laws, agreements, contracts, policies, plans and programs related to employment and labor, hours, terms and conditions of employment, terminations of employment, overtime, acquired rights, employee classification, inclusion rules, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, wage payment and the payment and withholding of Taxes.

(e)          Each Employee Plan (i) has been maintained in compliance in all material respects with its terms and all Law, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy. No action, suit, investigation, audit, proceeding or claim (or any basis therefore) (other than routine claims for benefits) is pending against or involves or, to the Sellers’ Knowledge, is threatened against or threatened to involve, any Employee Plan before any arbitrator or any Governmental Body. All contributions, premiums and payments that are due have been made for each Employee Plan within the time periods prescribed by the terms of such plan and Law, and all contributions, premiums and payments for any period ending on or before the Closing that are not due are properly accrued to the extent required to be accrued under applicable accounting principles and applicable Law.

(f)          Except pursuant to the Phantom and Common Stock Compensation Plan, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan or (iii) limit or restrict the right of any of the Acquired Companies or, after the Closing, Buyer, to merge, amend or terminate any Employee Plan.

Section 3.16.        Taxes.

(a)          All material Tax returns required to be filed under applicable Law by any Acquired Companies have been timely filed, taking into account all available extensions, and all such Tax returns were true, complete and correct in all material respects.

(b)          None of the Acquired Companies is delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed in writing against any of the Acquired Companies. No Governmental Body has raised a material dispute or made a material claim in relation to any Tax liability of any Acquired Company, other than a claim for a deficiency for Taxes that has been resolved and paid in full.

(c)          Except as set forth in Section 3.16(c) of the Sellers Disclosure Schedules, no audit or other examination of any Tax return of any of the Acquired Companies is presently in progress, nor has any Acquired Company been notified in writing of any request for such an audit or other examination.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0668
statement pursuant to Securities and Exchange Commission Rule 83

(d)          No Acquired Company has waived any statute of limitations (and no request for any such waiver or consent is pending) with respect to Taxes or has agreed to any extension of the period for assessment or collection of any Taxes or deficiencies against an Acquired Company.

(e)          None of the Acquired Companies is a party to, or otherwise bound by (nor does any of the Acquired Companies have any obligation under) any Tax sharing agreement and is not responsible, through contract or applicable law, for any Tax liability of any other Person.

(f)          Taxes that any of the Acquired Companies is (or was) required by applicable Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(g)          Section 3.16(g) of the Sellers Disclosure Schedules sets forth a list of all jurisdictions to which any Tax is required to be paid by an Acquired Company.

(h)          No Acquired Company owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

Section 3.17.        Environmental Matters.

(a)          Except as set forth in Section 3.17 of the Sellers Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)          The Acquired Companies are in compliance with all applicable Environmental Laws and have obtained all Permits required by applicable Environmental Laws to operate the business of the Acquired Companies as currently conducted;

(ii)         There is no Legal Proceeding, notice, notification, citation, request for information pending or, to Sellers’ Knowledge, threatened in writing against an Acquired Company pursuant to Environmental Law; and

(iii)        There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Sellers have knowledge in relation to the business of the Acquired Companies or any property or facility owned, leased or operated by the Acquired Companies which has not been delivered to Buyer at least 10 days prior to the date hereof.

Section 3.18.        Intercompany Accounts. Section 3.18 of the Sellers Disclosure Schedules sets forth a complete list of all intercompany balances as of the Audited Balance Sheet Date between Sellers and their respective Affiliates, on the one hand, and the Acquired Companies, on the other hand. Since the Audited Balance Sheet Date, there has not been any accrual of liability by any of the Acquired Companies to Sellers or any of their respective Affiliates or other transaction between the Acquired Companies and Sellers or any of their respective Affiliates, except with respect to the period prior to the date of this Agreement, in the ordinary course of business of the Acquired Companies consistent with past practice.

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statement pursuant to Securities and Exchange Commission Rule 83

Section 3.19.       Related Party Transactions. Except (A) as set forth in Section 3.19 of the Sellers Disclosure Schedules, (B) for the Transaction Agreements, and (C) for any Contracts, transactions and services entered into in the ordinary course of business on arms-length terms for which such Contract’s value is less than $100,000 no (i) Seller, (ii) director or officer of any Acquired Company, (iii) Affiliate of any Acquired Company (other than another Acquired Company) or (iv) Affiliate or any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any Person described in the foregoing clauses (i) or (ii) (each of the foregoing, a “Related Party”) is a party to or otherwise involved, directly or indirectly, in any Contract, transaction or other business dealing with, provides any services to, is owed any money by or owes any money to any Acquired Company (other than in connection with employment, severance or other similar arrangements with directors, officers or employees of the Acquired Company) or directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any property, asset or right (whether tangible or intangible) that is used by any Acquired Company.

Section 3.20.        Anti-Corruption.

(a)          The Acquired Companies and each of their respective officers, directors and, to Sellers’ Knowledge, their respective employees, agents and representatives, when acting on behalf of any of the Acquired Companies, have materially complied with, and are in material compliance with, all Anti-Corruption Laws.

(b)          Neither the Acquired Companies nor any of their respective officers, directors, employees, agents, representatives or other persons acting on their behalf (i) has offered, promised, given or authorized the giving or will offer, promise, give or authorize the giving of money or anything else of value, whether directly or through another person or entity, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of clauses (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, or inducing the Government Official to use his or her influence with any Governmental Body to affect or influence any official act; or (ii) has or will make or authorize any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. For purposes of clauses (A) and (B), a person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such person is aware of (i) the existence of or (ii) a high probability of the existence of such conduct, circumstances or results.

(c)          The Acquired Companies have maintained and currently maintain (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Companies, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of the Acquired Companies were, have been and are executed only in accordance with management’s general or specific authorization.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0670
statement pursuant to Securities and Exchange Commission Rule 83

(d)          Except as set forth in Section 3.20(d) of the Sellers Disclosure Schedules, none of the Acquired Companies, nor any of their respective beneficial owners (other than beneficial owners who are beneficial owners through a publicly traded entity), officers, directors, or to Sellers’ Knowledge, their respective employees, is or was a Government Official or a close family member of a Government Official.

(e)          No Governmental Body has notified Sellers or any Acquired Company that it is investigating or has in the past five (5) years conducted or initiated any investigation of the Acquired Companies or any of their respective officers, directors or employees for alleged violation of Anti-Corruption Laws.

Section 3.21.        Brokers. Except for J.P. Morgan, no broker, finder, investment banker, agent or other similar Person is or shall be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers or any Acquired Company.

Section 3.22.        Capital Expenditures To Date. From January 1, 2018 to the Closing, the Company shall have made Capital Expenditures of at least $75,000,000; provided that in the event the Closing occurs prior to December 1, 2018, such amount shall be reduced pro rata, on the basis that such $75,000,000 represents eleven (11) months of Capital Expenditures beginning January 1, 2018. For the avoidance of doubt, this representation shall not affect the Company’s covenant to operate in the ordinary course of business in accordance with Section 5.1(a).

Article 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article 4 are true and correct as of the date hereof and as of the Closing Date.

Section 4.1.          Organization and Authority of Buyer. Buyer is a societe anonyme duly organized, validly existing and in good standing under the Laws of the Grand Duchy of Luxembourg. Buyer has all requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements to which it is a party, carry out its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other Transaction Agreements to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate or other similar action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

Section 4.2.          No Conflicts; Consents.

(a)          Neither the execution, delivery or performance by Buyer of this Agreement and the other Transaction Agreements to which it is a party, nor the consummation of the transactions contemplated hereby, will:

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statement pursuant to Securities and Exchange Commission Rule 83

(i)          result in a material violation or material breach of, or material default under, any provision of the Organizational Documents of Buyer;

(ii)          result in a violation of, or give any Governmental Body the right to challenge any of the transactions contemplated hereby under, any Law or Order applicable to Buyer; or

(iii)         (A) result in a violation or breach of, (B) constitute a default under, (C) result in the acceleration of or create in any party the right to accelerate, terminate or cancel or (D) require the Consent of any other Person under, any material Contract to which Buyer is a party or is bound or to which any of the properties or assets of Buyer are subject;

except in the case of clauses (ii) and (iii) where such conflict, violation, breach, event of default or other result described in such clauses would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)          Except for those items set forth in Section 3.5(b) of the Sellers Disclosure Schedules, no Consent, Permit, declaration or filing with, or notice to, any Governmental Body is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such Consents, Permits, declarations, filings or notices the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.3.         Legal Proceedings; Governmental Orders. There is no pending Legal Proceeding and, to the knowledge of Buyer, no Person has threatened to commence any Legal Proceeding against Buyer that challenges, or that could have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement, and there is no Order applicable to Buyer that could have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

Section 4.4.         Sufficiency of Funds; Solvency. Buyer currently has or will have on the Closing Date sufficient funds available to consummate the transactions contemplated hereby, including to pay the Final Purchase Price and the fees and expenses of Buyer related to the transactions contemplated hereby.

Section 4.5.         Brokers. Except for Goldman Sachs & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0672
statement pursuant to Securities and Exchange Commission Rule 83

Section 4.6.             Investment Purpose. Buyer is acquiring the Shares and the Management Shares for its own account for investment only and not with a view to (or for) resale in connection with any public sale or distribution thereof. Buyer acknowledges that the Shares and the Management Shares are not registered under the Securities Act or any state securities laws, and that the Shares and the Management Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer acknowledges that it is a sophisticated party and has sufficient experience and expertise to evaluate, and is fully informed as to, the risks of the transactions contemplated by this Agreement and ownership of the Shares and the Management Shares, and that Buyer has been adequately represented by counsel. Buyer acknowledges that Sellers have given Buyer and its Representatives the opportunity to ask questions of Sellers and the Acquired Companies and to acquire such additional information regarding the business and financial condition of the Acquired Companies as Buyer has requested.

Section 4.7.          Independent Investigation; No Other Representations and Warranties.

(a)          Buyer has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the business, operations, assets, condition (financial or otherwise) and prospects of the Acquired Companies. Buyer acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises, records and other documents and information of and relating to the Acquired Companies for such purpose. In entering into this Agreement, Buyer acknowledges that it has relied solely upon its own investigation, review and analysis and has not relied on and is not relying on any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Sellers or any Acquired Company except for the representations and warranties expressly set forth in Article 3 of this Agreement or in the certificate contemplated by Section 6.2(d) (and, with respect to such representations and warranties, subject to any limitations included in this Agreement), or in the other Transaction Agreements.

(b)          Buyer acknowledges and agrees that (i) other than the representations and warranties expressly set forth in Article 3 of this Agreement or in the other Transaction Agreements, none of Sellers, any Acquired Company or any other Person has made or makes any other representation or warranty, written or oral, express or implied, at law or in equity, with respect to the Acquired Companies, including any representation or warranty as to (A) value, merchantability or fitness for a particular use or purpose or for ordinary purposes, (B) the operation or probable success or profitability of the Acquired Companies following the Closing or (C) the accuracy or completeness of any information regarding the Acquired Companies made available or otherwise provided to Buyer and its Representatives in connection with this Agreement or their investigation of the Acquired Companies (including any estimates, forecasts, budgets, projections or other financial information with respect to the Acquired Companies), and (ii) Buyer will have no right or remedy (and Sellers will have no liability whatsoever) arising out of, and Buyer expressly disclaims any reliance upon, any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Sellers or any Acquired Company, including in any information regarding the Acquired Companies made available or otherwise provided to Buyer and its Representatives in connection with this Agreement or their investigation of the Acquired Companies (including any estimates, forecasts, budgets, projections or other financial information with respect to the Acquired Companies), or any errors therein or omissions therefrom, other than the representations and warranties expressly set forth in Article 3 of this Agreement or in the other Transaction Agreements.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0673
statement pursuant to Securities and Exchange Commission Rule 83

Article 5

COVENANTS

Section 5.1.          Conduct of Business of the Company.

(a)          During the period commencing on the date hereof and ending on the earlier of the termination of this Agreement in accordance with its terms and the Closing Date (the “Pre-Closing Period”), except as (i) otherwise required by this Agreement, (ii) set forth in Section 5.1(a) or Section 5.1(b) of the Sellers Disclosure Schedules, (iii) required by any Law or Order applicable to Sellers or any Acquired Company or the assets, or operation of the business, of Sellers or any Acquired Company or any Contract (which was entered into before the Closing) to which an Acquired Company is party or by which any of the Acquired Companies’ assets or properties are bound or (iv) consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, and provided that the failure of Buyer to respond to such a request for consent within seven (7) Business Days thereafter shall be deemed to constitute consent), Sellers shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to: (1) operate the business of the Acquired Companies in the ordinary course of business consistent with past practice (including with respect to the making of Capital Expenditures) and in material compliance with its Permits and Law; and (2) (A) maintain and preserve the Acquired Companies’ present business organizations, assets and technology; (B) maintain in effect all of the Permits material to the business of the Acquired Companies; (C) maintain and preserve the Acquired Companies’ relationships and good will with customers, suppliers and others having material business dealings with the Acquired Companies; and (D) manage the working capital of the Acquired Companies (including the timing of collection of accounts receivable and payment of accounts payable) in the ordinary course of business consistent with past practice (provided that Sellers shall not take any action (or direct the Acquired Companies to take any action), the primary intent of which is to manipulate the Working Capital Adjustment Amount and/or the Final Working Capital Adjustment Amount); provided, however, that (x) no action or inaction by Sellers or any of the Acquired Companies with respect to any matters specifically addressed by any clause of Section 5.1(b) shall be deemed a breach of this Section 5.1(a) unless such action or inaction would constitute a breach of such clause of Section 5.1(b) and (y) Buyer’s consent with respect to any action or matter pursuant to Section 5.1(b) shall be deemed to constitute consent for all purposes under this Agreement, including for purposes of this Section 5.1(a).

(b)          Without limiting the generality of the foregoing Section 5.1(a), during the Pre-Closing Period, except as (x) otherwise required by this Agreement, (y) set forth in Section 5.1(b) of the Sellers Disclosure Schedules or (z) as required by any Law or Order applicable to Sellers or any Acquired Company or the assets, or operation of the business, of Sellers or any Acquired Company, Sellers shall not, and shall cause the Acquired Companies not to, take any of the following actions with respect to the Acquired Companies without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, and provided that the failure of Buyer to respond to such a request for consent within seven (7) Business Days thereafter shall be deemed to constitute consent):

(i)          make any amendment to the Organizational Documents of the Acquired Companies;

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0674
statement pursuant to Securities and Exchange Commission Rule 83

(ii)          issue, sell, grant, pledge or otherwise dispose of, or grant or suffer to exist any Encumbrance with respect to, any of the Acquired Companies’ capital stock, or grant any options, warrants or other rights to acquire any such capital stock or other interest or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest;

(iii)         (A) split, combine or reclassify any shares of its capital stock, equity securities or other ownership interests, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, equity securities or other ownership interests, (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Shares, Management Shares or Subsidiary Shares or (D) enter into any agreement with respect to the voting of its capital stock, equity securities or other ownership interests;

(iv)         adopt any plan of merger, consolidation, reorganization, recapitalization, liquidation or dissolution of any Acquired Company, file a petition in bankruptcy under any provisions of federal or state bankruptcy Law on behalf of any Acquired Company or consent to the filing of any bankruptcy petition against any Acquired Companies under any similar Law;

(v)          create any Subsidiary of an Acquired Company;

(vi)         make any material changes in any accounting methods, principles or practices except as required by IFRS or as disclosed in the notes to any of the Financial Statements;

(vii)        make any material changes in its cash management practices or its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(viii)      except in the ordinary course of business consistent with past practice (A) accelerate, terminate, cancel, renew, amend, grant a waiver under or otherwise modify any Material Contract in any material respect; provided that the Acquired Companies shall not fail to exercise a right to extend or renew a Material Contract or any rights thereunder without prior consultation with Buyer, (B) enter into any Contract that would constitute a Material Contract if in effect as of the date hereof or (C) waive, release or assign any material rights, claims or benefits of any Acquired Company;

(ix)         make any capital expenditures in excess of $30,000,000, individually or in the aggregate, per fiscal quarter;

(x)          incur, assume or guarantee any indebtedness for borrowed money other than (A) in an amount not exceeding $25,000,000 individually or in the aggregate, (B) indebtedness incurred in order to fund the payment of amounts paid in accordance with the Phantom and Common Stock Compensation Plan or the one-time employee transaction completion bonus, in each case on or prior to the Closing Date or (C) in the ordinary course of business consistent with past practice (and, for the avoidance of doubt, any amounts not repaid prior to the Closing will constitute Indebtedness);

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0675
statement pursuant to Securities and Exchange Commission Rule 83

(xi)         grant or suffer to exist any material Encumbrance, other than any Permitted Encumbrances, on any properties or assets (other than Intellectual Property), tangible or intangible, of the Acquired Companies;

(xii)        sell, lease, pledge, abandon, assign or otherwise dispose of any of the material assets, securities, properties (including Real Property) or rights (other than Intellectual Property) of any Acquired Company except (A) pursuant to existing Contracts or (B) in the ordinary course of business consistent with past practice;

(xiii)       sell, assign, lease, sublease, license, sublicense or otherwise transfer or dispose of, abandon or permit to lapse, fail to take any action necessary to maintain, enforce or protect, or create or incur any Encumbrance on any material Owned Intellectual Property or material Licensed Intellectual Property;

(xiv)       purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or division thereof;

(xv)        institute, terminate or settle or offer or propose to settle any Legal Proceeding;

(xvi)       except as required by the terms of an Employee Plan as in effect on the date hereof, (A) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Service Provider, (B) increase the compensation or benefits provided to any current or former Service Provider other than increases in base compensation of not more than three percent (3%) to employees with annual base compensation of less than $100,000 in the ordinary course of business consistent with past practice; (C) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider; or (D) establish, adopt, enter into or amend any Employee Plan, collective bargaining agreement or other labor agreement;

(xvii)      (A) hire any employees of the Acquired Companies (other than to fill vacancies arising due to terminations (for just cause) of employment of employees with annual base compensation of less than $100,000) or (B) terminate (for just cause) the employment of any employees of the Acquired Companies with annual base compensation of $100,000 or more;

(xviii)     make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, file any material amended Tax return, obtain any Tax ruling or enter into any closing or similar agreement, settle any material Tax claim, assessment, audit, contest or other similar proceeding, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment; or

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0676
statement pursuant to Securities and Exchange Commission Rule 83

(xix)       agree or commit to take any of the actions in the foregoing clauses (i) through (xviii).

(c)          Except as specifically set forth herein, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the business and operations of the Acquired Companies prior to the Closing. Prior to the Closing, Sellers and the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the business and operations of the Acquired Companies.

Section 5.2.          Access to Information.

(a)          During the Pre-Closing Period, Sellers shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to provide Buyer and its Representatives with reasonable access to (i) all of the Acquired Companies’ properties, assets, books and records, (ii) all senior management of the Acquired Companies and (iii) any other information relating solely to the business, properties, assets, books and records and personnel of the Acquired Companies as Buyer or any of its Representatives may reasonably request. All access and investigation pursuant to this Section 5.2(a) shall be (A) conducted during normal business hours upon reasonable advance notice to Sellers, (B) conducted in such a manner as not to interfere with the normal operations of the Acquired Companies, (C) coordinated through the Company’s chief executive officer or designee thereof and (D) conducted at Buyer’s sole cost and expense, and Sellers shall have the right to have one or more of their Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 5.2(a). During the Pre-Closing Period, the Sellers shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to cause its employees, counsel, financial advisors, auditors and other authorized Representatives to cooperate with Buyer in its investigation of the Acquired Companies. Notwithstanding anything to the contrary contained herein, during the Pre-Closing Period, neither Sellers nor any Acquired Company shall be required to provide access or disclose information where such access or disclosure would, in Sellers’ reasonable judgment, (1) jeopardize the attorney-client privilege or other immunity or protection from disclosure of Sellers or any Acquired Company or (2)(x) conflict with any Law or Order applicable to Sellers or any Acquired Company or the assets, or operation of the business, of Sellers or any Acquired Company or (y) materially breach any Contract (with respect to the obligations placed therein on the applicable Acquired Company) to which an Acquired Company is party or by which any of the Acquired Companies’ assets or properties are bound; provided, however, that, in such instances, Sellers shall inform Buyer of the general nature of the information being withheld and, upon Buyer’s request and at Buyer’s sole cost and expense, reasonably cooperate with Buyer to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (1) or (2). Notwithstanding anything to the contrary contained herein, during the Pre-Closing Period, without the prior written consent of Sellers (which consent shall not be unreasonably withheld, conditioned or delayed), (x) Buyer shall not, and shall cause its Affiliates and its Representatives not to, contact any vendor, supplier or customer of an Acquired Company regarding the business, operations, or prospects of the Acquired Companies or this Agreement or the transactions contemplated hereby, and (y) Buyer shall have no right to perform invasive or subsurface investigations of the properties or facilities of any Acquired Company.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0677
statement pursuant to Securities and Exchange Commission Rule 83

(b)          Buyer will hold any information obtained pursuant to Section 5.2(a) in confidence in accordance with the Confidentiality Agreement.

Section 5.3.          Notification of Certain Matters.

(a)          During the Pre-Closing Period, each Party shall promptly notify the other Party of any occurrence of which it is aware (or of which it should reasonably be aware) that would or is reasonably likely to result in any of the conditions set forth in Article 6 to (i) be incapable of being satisfied or (ii) not be satisfied by the Termination Date; provided, however, that either Party’s good faith failure to give notice of any such occurrence as required pursuant to this Section 5.3 shall not be (i) deemed to be a breach of the covenant contained in this Section 5.3, but instead shall (if applicable) constitute only a breach of the applicable underlying representation, warranty, covenant or agreement, or (ii) taken into account in determining whether the conditions to Closing set forth in Article 6 have been satisfied.

(b)         For a period of eighteen (18) months after the Closing, (i) Buyer shall not, and shall cause the Acquired Companies to not, offer an audit of historical reporting practices in connection with any proposal to a programmer to renegotiate or renew any of the Contracts referenced in Section 3.13(a)(ii); provided that this clause (i) shall not (A) limit the ability of Buyer or any Acquired Company to respond to a request from a programmer to conduct an audit or (B) respond to a claim by a programmer of a breach of any such Contract and (ii) if any such audit does take place or any Acquired Company becomes aware of such audit, Buyer shall use reasonable efforts to (x) notify Sellers that such audit has commenced, (y) periodically apprise Sellers of the state of such audit and (z) provide Sellers with the right to participate in any such audit, which right shall include the right to be consulted about all significant decisions made regarding the conduct of such audit and the right to have a reasonable opportunity to provide input to the representatives of Buyer regarding all such significant decisions.

Section 5.4.          Efforts to Consummate. Subject to Section 5.5 and Section 5.6, during the Pre-Closing Period, each of Buyer and Sellers shall, and Sellers shall cause the Acquired Companies to, use reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements as promptly as reasonably practicable, including satisfaction (but not waiver) of the conditions to Closing set forth in Article 6; provided that the Parties shall not be required to take any action that would, individually or in the aggregate, have an effect that is adverse and material to the Acquired Companies. None of the Parties nor any of their Affiliates or Representatives shall take any action that could reasonably be expected to have the effect of delaying, impairing or impeding the consummation of the Closing.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0678
statement pursuant to Securities and Exchange Commission Rule 83

Section 5.5.          Consents.

(a)          During the Pre-Closing Period, each of Buyer and Sellers shall, and Sellers shall cause the Acquired Companies to, use reasonable best efforts to give all notices to, and obtain all Consents from all Persons required pursuant to any Material Contract or in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements; provided, however, that Sellers shall not have any obligation to (i) amend or modify any Contract, (ii) pay any consideration to any Person for the purpose of obtaining any such Consent or (iii) pay any costs and expenses of any Person resulting from the process of obtaining such Consent, all of which such costs and expenses (if any) shall be borne exclusively by Buyer.

(b)          Buyer acknowledges that certain Consents and waivers with respect to the transactions contemplated by this Agreement and the other Transaction Agreements may be required from parties to the Material Contracts and other Contracts to which an Acquired Company is party and that such Consents and waivers (except as otherwise provided in this Agreement) may not be obtained prior to Closing and are not conditions to the consummation of the transactions contemplated hereby. Buyer acknowledges that no representation, warranty or covenant of Sellers contained herein shall be breached or deemed inaccurate or breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such Consent or waiver, (ii) any such termination or (iii) any Legal Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Consent or waiver or any such termination.

Section 5.6.          Governmental Approvals. Prior to the Closing, Buyer and Sellers shall, and Sellers shall cause the Acquired Companies to, obtain and maintain in full force and effect all required Consents or Permits, in each case from any Governmental Body, to permit each respective Party to perform its obligations under this Agreement and the other Transaction Agreements and to consummate the transactions contemplated hereby and thereby.

Section 5.7.          Public Announcements. Except as otherwise expressly contemplated by or necessary to implement the provisions of this Agreement, and except for the joint press release to be issued by the Parties in the form previously agreed, neither Buyer nor Sellers (nor any of their respective Affiliates) shall issue any press release or otherwise make any public statements or disclosure with respect to the transactions contemplated by this Agreement without the prior written consent of the other Party, except to the extent such disclosure is required by applicable Law or the rules of any stock exchange, in which case the Party seeking to make such disclosure shall promptly notify the other Party thereof and the Parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that nothing in this Section 5.7 shall prohibit Sellers and, prior to the Closing Date, the Company, from making public statements or disclosure in response to press or regulatory inquiries to the extent that such statements or disclosure were already publicly disclosed previously subject to the foregoing requirements contemplated hereunder.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0679
statement pursuant to Securities and Exchange Commission Rule 83

Section 5.8.          Books and Records. For a period of five (5) years after the Closing, each of Buyer and Sellers shall (and Buyer shall cause the Acquired Companies to) use commercially reasonable efforts to (a) give Buyer or Sellers, as the case may be, and their respective Representatives reasonable access during normal business hours to their respective Representatives, including employees, books and records and other information with respect to the Acquired Companies relating to periods prior to the Closing for any reasonable purpose, including as may be necessary for (i) the preparation of Tax returns and financial statements and (ii) complying with any audit request, subpoena or other investigative demand by any Governmental Body or for any Legal Proceeding (including any Third-Party Claim pursuant to Article 8), subject in all cases to reasonable restrictions imposed from time to time upon advice of counsel in respect of applicable Laws relating to the confidentiality of information, and (b) maintain all such books and records in the same or a similar accessible format as currently existing. The access provided pursuant to Section 5.8(a) shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of Buyer and the Acquired Companies or Sellers, as the case may be, and in no event will Buyer, Sellers or the Acquired Companies be required to furnish any documents or information pursuant to Section 5.8(a) that are required by any applicable Law or Order to be kept confidential, or if furnishing such documents or information would reasonably be expected to jeopardize the status of such documents or information as privileged (except that, prior to withholding any such information, the withholding party shall notify the requesting party in writing of the nature of the information being withheld and take commercially reasonable actions as may reasonably be requested by the requesting party to implement alternate arrangements). Notwithstanding the foregoing, if the Parties are in an adversarial relationship in any Legal Proceeding, the furnishing of information, documents or records in accordance with Section 5.8(a) shall be subject to any applicable rules relating to discovery.

Section 5.9.          Confidentiality.

(a)          The confidentiality and restrictions on use provisions of the Confidentiality Agreement shall be deemed incorporated herein by reference as if set forth herein and shall continue in full force and effect until the Closing, unless this Agreement is terminated prior to the Closing, in which case the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.10.        Director and Officer Indemnification.

(a)          Buyer agrees that all rights to exculpation, indemnification and advancement of expenses pursuant to the Organizational Documents of the Acquired Companies or any indemnification agreement to which any D&O Indemnified Person is party for acts or omissions occurring on or prior to the Closing Date, whether (i) asserted or claimed prior to, on or after the Closing Date (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), (ii) now existing or (iii) arising prior to Closing, in favor of each Person who is now, or who has been at any time prior to the date hereof, or who becomes prior to the Closing, a director or officer of an Acquired Company (each, a “D&O Indemnified Person”) shall survive the Closing Date and the consummation of the transactions contemplated hereby and remain in full force and effect. For a period of at least six (6) years after the Closing Date, (A) Buyer shall not, and shall not permit any Acquired Company to, amend, repeal or modify any provision in any Acquired Company’s Organizational Documents relating to the exculpation, indemnification or advancement of expenses with respect to any D&O Indemnified Person in connection with acts or omissions occurring on or prior to the Closing Date, whether asserted or claimed prior to, on or after the Closing Date (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), unless, and only to the extent, required by applicable Law, it being the intent of the Parties that all such D&O Indemnified Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by applicable Law, and that no change, modification or amendment of such documents or arrangements may be made that will adversely affect any such D&O Indemnified Person’s rights thereto without the prior written consent of such D&O Indemnified Person, and (B) Buyer shall, and shall cause the Acquired Companies to, maintain in full force and effect any indemnification agreements of any Acquired Company with any D&O Indemnified Person.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0680
statement pursuant to Securities and Exchange Commission Rule 83

(b)          In addition to the other rights provided for in this Section 5.10 and not in limitation thereof, from and after the Closing Date, Buyer and the Acquired Companies (each, a “D&O Indemnifying Party”) shall, to the fullest extent permitted by applicable Law, (i) indemnify, defend and hold harmless the D&O Indemnified Persons against all D&O Expenses and all losses, claims, damages, judgments, fines, penalties and amounts paid in settlement (“D&O Losses”) in respect of any threatened, pending or completed claim, action, inquiry, suit, proceeding or judgment, whether criminal, civil, administrative or investigative, based on, arising out of, relating to or in connection with the fact that such D&O Indemnified Person is or was a director, officer, employee or other fiduciary of an Acquired Company or in such D&O Indemnified Person’s capacity as a director, officer, employee or other fiduciary of an Acquired Company on, prior to or after the Closing Date (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby) (a “D&O Indemnifiable Claim”) and (ii) advance, unconditionally and interest-free, to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party is otherwise entitled to assume the defense of such claim and has assumed such defense) promptly after receipt of statements therefor. Advance payment of D&O Expenses in connection with any D&O Indemnifiable Claim shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim become final and non-appealable and are fully and finally satisfied. For the purposes of this Section 5.10(b), “D&O Expenses” shall include attorneys’ fees, expert fees, arbitrator and mediator fees, and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or otherwise participating in (including on appeal), or preparing to defend, to be a witness in or participate in, any D&O Indemnifiable Claim. In the event of any such D&O Indemnifiable Claim, Buyer and the Acquired Companies shall cooperate with the D&O Indemnified Person in the defense of any such D&O Indemnifiable Claim. Each of Buyer and the Acquired Companies shall be a full indemnitor of first resort, shall be required to advance the full amount of all D&O Expenses incurred by a D&O Indemnified Person and shall be liable for the full amount of all D&O Losses to the extent legally permitted and as required, without regard to any rights a D&O Indemnified Person may have against Sellers, any of Sellers’ Affiliates or any insurer providing insurance coverage under an insurance policy issued to Sellers or any of their Affiliates.

(c)          In the event that Buyer, any Acquired Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys fifty percent (50%) or more of its properties and other assets to any Person, then, and in each such case, proper provision shall be made so that such successors, assigns or transferees shall expressly assume the obligations set forth in this Section 5.10.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0681
statement pursuant to Securities and Exchange Commission Rule 83

(d)          Notwithstanding anything to the contrary contained herein or otherwise, the rights and benefits of the D&O Indemnified Persons under this Section 5.10 shall not be terminated or modified in any manner as to adversely affect any D&O Indemnified Person without the prior written consent of such D&O Indemnified Person. The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third-party beneficiary of this Section 5.10, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by Contract or otherwise. The provisions of this Section 5.10 shall survive consummation of the Closing.

Section 5.11.         Employment and Benefits Arrangements.   Immediately prior to the Closing, the Company shall pay (i) all amounts payable under the Phantom and Common Stock Compensation Plan as of the Closing Date in accordance therewith and (ii) the one-time employee transaction completion bonus.

Section 5.12.         Termination of Related Party Agreements and Arrangements.   Each Seller (on its own behalf and on behalf of its Affiliates) agrees to cause any or all Contracts and accounts between any Acquired Company, on the one hand, and any Related Party, on the other hand, including the Contracts listed in Section 3.19 of the Sellers Disclosure Schedules, to be terminated, released, canceled, paid or otherwise settled prior to the Closing, without any continuing liability of any Acquired Company thereunder, excluding (i) any employment, severance or other similar arrangements with directors, officers or employees of the Acquired Companies, (ii) compensation for services performed by a Related Party as director, officer or employee of the Acquired Companies and amounts reimbursable for routine travel and other business expenses in the ordinary course of business, (iii) any of the Transaction Agreements, (iv) any Contracts set forth in Schedule 5.12 of the Sellers Disclosure Schedules, (v) any of the Related Party Contract Amendments and (vi) any Related Party Contract entered into in the ordinary course of business on arms-length terms for which such Contract’s value is less than $100,000; provided that, in the case of Related Party Contracts covered by the foregoing clause (vi), upon written request from Buyer no later than fifteen (15) Business Days prior to Closing, Sellers shall cause the termination of such Related Party Contracts.

Section 5.13.         Trademarks; Tradenames.   After the Closing none of the Sellers, their Affiliates or any of their respective directors, officers, successors, assigns, agents or representatives shall (a) register or attempt to register, or directly or indirectly use in any fashion, including in signage, corporate letterhead, business cards, internet websites or marketing material, or seek to register, in connection with any products or services anywhere in the world in any medium, any trademarks, service marks, domain names, trade names or other indicia of origin that contain “Cable Onda”, including the trademarks, service marks, domain names, trade names and other indicia of origin set forth in Schedule 5.13 of the Sellers Disclosure Schedules or any derivative thereof or anything confusingly similar thereto (collectively, the “Company Marks”), or (b) challenge or assist any third party in opposing the rights of Buyer or any of its Affiliates anywhere in the world in any Company Marks.

Section 5.14.         Exercise of Minority Shareholder Put.   Following the Closing, in the event that, for the period of eighteen (18) months from the Closing, the holders of any Subsidiary Shares of Fronteras Security, Inc., elect to exercise any right to put such Subsidiary Shares pursuant to the terms of the shareholders agreement governing such Subsidiary Shares, Sellers shall, severally in accordance with their Pro Rata Share, be responsible for any amounts in excess of $2,000,000 required to be paid by the Acquired Companies to such holders as a result thereof.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0682
statement pursuant to Securities and Exchange Commission Rule 83

Section 5.15.        Corporate Bonds.

(a)          During the period starting on the date hereof and ending on May 3, 2019, Sellers shall use commercially reasonable efforts to obtain such Consents required to release the Total Shares from the Encumbrance created pursuant to the Collateral Trust Agreement. During the same period, Buyer shall reasonably cooperate with Sellers with respect to the foregoing. Notwithstanding the foregoing, no amendments of the terms of the Corporate Bonds or related documentation, other than the removal of the Encumbrance created pursuant to the Collateral Trust Agreement, shall be made without the consent of Buyer (such consent to be provided by Buyer in its sole discretion).

(b)          If all Encumbrances on the Total Shares have not been eliminated by April 1, 2019, then:

(i)          first, Sellers shall promptly notify Buyer of such failure to eliminate all Encumbrances on the Total Shares;

(ii)         second, upon such notification, Buyer shall cause the Company to promptly initiate the Corporate Bonds prepayment process;

(iii)        third, as soon as practicable thereafter, the Company shall hold a meeting of its board of directors (the “Board”), wherein both Sellers and Buyer shall propose financing options for the amount of cash equal to the principal payment owed under the Corporate Bonds. At such meeting, the Board shall select the financing option that is most favorable to the Company (the “Loan”).

(iv)        fourth, on June 3, 2019, Buyer shall cause the Company to (x) use the Loan to pay off the principal amount owed under the Corporate Bonds and (y) pay off any amounts owed for accrued interest or breakage costs under the Corporate Bonds;

(v)         fifth, promptly thereafter, Sellers shall deliver to Buyer by wire transfer of immediately available funds to an account designated in writing by Buyer, an amount equal to eighty percent (80%) of the aggregate payment made by the Company in connection with the breakage costs set forth in 5.15(b)(iv)(y); and

(vi)        sixth, promptly following the removal of the Encumbrance created pursuant to the Collateral Trust Agreement (and any and all other Encumbrances), Sellers shall replace any Shareholding Interests in the Sellers’ Retained Shares then remaining in the Escrow Account with Sellers’ Retained Shares having an equivalent value, calculated based on the value of the Sellers’ Retained Shares implied by the Closing Purchase Price, after giving effect to any Recapitalization Event.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0683
statement pursuant to Securities and Exchange Commission Rule 83

Section 5.16.         Tax Matters.   Buyer and its Affiliates (including, after the Closing, the Acquired Companies) shall not, without the prior written consent of Sellers (such consent not to be unreasonably withheld, conditioned or delayed), cause or permit the Acquired Companies or any Affiliate of Buyer (a) to take any action on the Closing Date other than in the ordinary course of business, (b) to make or change any Tax election relating to or affecting a Pre-Closing Tax Period, (c) to amend any Tax returns of any of the Acquired Companies for a Pre-Closing Tax Period, initiate any voluntary disclosure with respect to Taxes of any of the Acquired Companies for a Pre-Closing Tax Period or agree to extend or waive the statute of limitations of any Pre-Closing Tax Period of any of the Acquired Companies, unless (i) in the case of clause (c), Buyer determined in its good faith judgment that such action is required by applicable Law in order for any Acquired Company to conduct business operations in any jurisdiction in which it currently conducts business (provided that any action taken by Buyer or its Affiliates that would have been prohibited by clause (c) absent the exception set forth in this clause (i) shall not affect the determination of whether any Buyer Indemnified Party is entitled to indemnification under Section 8.2 with respect to any Taxes relating to such action, and shall not be determinative of the amount of Taxes that are subject to indemnification thereunder or (ii) in the case of clauses (a), (b) or (c), (x) such action is required by applicable Law, (y) is taken in connection with Buyer’s conduct of a Tax Claim that Buyer controls pursuant to Section 8.5, provided that Buyer is permitted to take such action by Section 8.5, Buyer has provided notice to Seller of such Tax Claim as required by Section 8.5(a) and such action is with respect to such Tax Claim or (z) Buyer waives its rights under this Agreement to any indemnification from Sellers with respect to Taxes that may result from such action.

Section 5.17.         Further Assurances. Following the Closing, and subject to the terms and conditions of this Agreement, each of Buyer and Sellers shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments and assurances and take such other actions as may reasonably be requested to carry out and give effect to the transactions contemplated by this Agreement.

Article 6

CONDITIONS TO CLOSING

Section 6.1.          Conditions to Each Party’s Obligations.   The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver in writing by both Buyer and Sellers), at or prior to the Closing, of each of the following conditions:

(a)          The Corporate Bond Consents shall have been obtained.

(b)          The renewal of the Company’s 500 License shall have been obtained.

(c)          No Governmental Body shall have (i) enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and would (x) make the Closing illegal or (y) otherwise prohibit or enjoin consummation of the transactions contemplated by this Agreement; or (ii) issued a resolution, the effect of which is to declare any of the Acquired Companies as market “dominant,” which resolution shall be in effect as of immediately prior to the Closing Date.

(d)          (i) The Sellers, Buyer and the Company shall have entered into a shareholders’ agreement, effective as of the Closing Date, governing their relationship with respect to the ownership of the Company, substantially in the form of Exhibit A (the “Shareholders Agreement”) and (ii) the Company shall have amended and restated its articles of incorporation and by-laws, in each case effective as of the Closing Date, in accordance with the terms of the Shareholders Agreement.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0684
statement pursuant to Securities and Exchange Commission Rule 83

Section 6.2.          Other Conditions to the Obligations of Buyer.   In addition to the conditions set forth in Section 6.1, the obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver in writing by Buyer, of each of the following conditions at or prior to the Closing:

(a)          (i) The Sellers Fundamental Representations shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct in all material respects as of such date) and (ii) the representations and warranties of Sellers contained in Article 3 of this Agreement (other than those set forth in clause (i) of this Section 6.2(a) shall be true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such specified date), except where the failure to be true and correct as of such date (without regard to any qualification as to materiality or Company Material Adverse Effect included therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; provided that for purposes of this closing condition in determining the accuracy of the representations and warranties in Section 3.5, the last sentence of Section 3.10(b), the last sentence of Section 3.12, and Section 3.15(f), clause (viii) of the first proviso included in the definition of “Company Material Adverse Effect” shall be disregarded.

(b)          Sellers shall have performed and complied in all material respects with the material agreements and covenants required to be performed or complied with by it on or prior to the Closing Date.

(c)          Since the date hereof, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and be continuing as of the Closing Date.

(d)          Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Sellers, stating on behalf of Sellers that each of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3.          Other Conditions to the Obligations of Sellers.   In addition to the conditions set forth in Section 6.1, the obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver in writing by Sellers, of each of the following conditions at or prior to the Closing:

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0685
statement pursuant to Securities and Exchange Commission Rule 83

(a)          (i) The Buyer Fundamental Representations shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct in all material respects as of such date) and (ii) the representations and warranties of Buyer contained in Article 4 of this Agreement (other than those set forth in clause (i) of this Section 6.3(a)) shall be true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such specified date), except where the failure to be true and correct as of such date (without regard to any qualification as to materiality or Buyer Material Adverse Effect included therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)          Buyer shall have performed and complied in all material respects with the material agreements and covenants required to be performed or complied with by it on or prior to the Closing Date.

(c)          Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, stating on behalf of Buyer that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

Article 7

TERMINATION

Section 7.1.          Termination.   At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned as follows (and the Party seeking to terminate this Agreement pursuant to this Section 7.1 (other than Section 7.1(a)) shall give written notice of such termination to the other Party setting forth a brief description of the basis on which it is terminating this Agreement):

(a)          by the mutual written consent of Buyer and Sellers;

(b)          subject to Section 9.10(c), by either Buyer or Sellers, if the Closing shall not have occurred on or before the date that is six (6) months after the date hereof or such other date that Buyer and Sellers may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to Buyer or Sellers, as the case may be, if a material breach of this Agreement by such Party has resulted in the failure of the Closing to occur before the Termination Date;

(c)          by either Buyer or Sellers, if (i) there shall be any Law enacted, promulgated or issued by any Governmental Body that makes consummation of the Closing illegal or otherwise prohibited or (ii) any Governmental Body shall have issued an Order permanently enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used the efforts required by Section 5.4 and Section 5.6 to contest and remove such Law or Order;

(d)          by Buyer, if (i) there shall have been a breach by Sellers of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied, (ii) Buyer is not then in breach of any provision of this Agreement and (iii) such breach by Sellers (A) shall not have been cured on or prior to the earlier of (1) the Termination Date and (2) forty-five (45) Business Days after receipt by Sellers of written notice of such breach from Buyer, and (B) in the case of the foregoing clause (2), cannot be cured prior to the Termination Date; or

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0686
statement pursuant to Securities and Exchange Commission Rule 83

(e)          by Sellers, if (i) there shall have been a breach by Buyer of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied, (ii) Sellers are not then in breach of any provision of this Agreement and (iii) such breach by Buyer (A) shall not have been cured on or prior to the earlier of (1) the Termination Date and (2) forty-five (45) Business Days after receipt by Buyer of written notice of such breach from Sellers, and (B) in the case of the foregoing clause (2), cannot be cured prior to the Termination Date.

Section 7.2.          Effect of Termination.   In the event of the termination of this Agreement in accordance with this Article 7:

(a)          this Agreement shall forthwith become null and void (except for this Section 7.2, Section 5.7, Section 5.9, and Article 9 each of which shall survive such termination and remain valid and binding obligations of the Parties in accordance with their terms); and

(b)          there shall be no liability of any kind on the part of Buyer or Sellers or any of Buyer’s or Sellers’ former, current or future Affiliates, Representatives, officers, directors, direct or indirect general or limited partners, equityholders, stockholders, controlling persons, managers or members; provided, however, that termination pursuant to this Article 7 shall not relieve either Party from such liability (i) pursuant to the sections specified in Section 7.2(a) that survive termination or (ii) for any breach of this Agreement prior to such termination.

Article 8

SURVIVAL; INDEMNIFICATION; LIMITATIONS ON LIABILITY

Section 8.1.          Survival.

(a)          Subject to the other terms and conditions of this Article 8, each of the representations and warranties set forth in this Agreement, or any certificate or other instrument delivered by or on behalf of a Party pursuant to this Agreement, shall survive the Closing and the consummation of the transactions contemplated hereby and shall expire (together with any right to assert a claim under Section 8.2(a) or Section 8.3(a), as applicable) on the date that is eighteen (18) months after the Closing Date (the “First Release Date”); provided that (i) the representations and warranties of Sellers set forth in Section 3.1, Section 3.2(a), Section 3.3, Section 3.5(a)(i), Section 3.5(c), and Section 3.21 (the “Sellers Fundamental Representations”), and the representations and warranties of Buyer set forth in Section 4.1, Section 4.2(a)(i), Section 4.4 and Section 4.5 (the “Buyer Fundamental Representations”), in each case shall survive indefinitely or until the latest date permitted by law; and (ii) the representations and warranties of Sellers set forth in Section 3.16 shall expire on the date that is three (3) years after the Closing Date.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0687
statement pursuant to Securities and Exchange Commission Rule 83

(b)          Each of the covenants and other agreements contained in this Agreement or any certificate or other instrument delivered by or on behalf of a Party pursuant to this Agreement that are to be performed prior to the Closing shall expire (together with any right to assert a claim under Section 8.2(b) or Section 8.3(b), as applicable) on the date that is nine (9) months from the Closing Date. The covenants and other agreements contained in this Agreement or any other certificate of other instrument delivered by or on behalf of a Party pursuant to this Agreement that, by its terms, expressly contemplates performance after the Closing Date, shall expire (together with any right to assert a claim under Section 8.2(b) or Section 8.3(b), as applicable) upon expiration of its term or performance of the undertaking set forth therein.

(c)          It is the express intent of Buyer and Sellers that, (i) if the applicable period set forth in Section 8.1(a) or Section 8.1(b) for the survival of the representations, warranties, covenants and other agreements and for the making of claims for indemnification based on any breaches thereof is shorter than the statute of limitations that would otherwise have been applicable thereto, then, by contract, the statute of limitations applicable thereto shall be reduced to the survival period set forth in Section 8.1(a) or Section 8.1(b), as applicable, and (ii) neither Party shall be obligated to indemnify, defend, hold harmless, compensate or reimburse the other Party after the last date that is within the survival period set forth in Section 8.1(a) or Section 8.1(b), as applicable, with respect to any particular claim for indemnification, and all rights and remedies that may be exercised by a Party with respect to such representations, warranties, covenants and other agreements and any claim for indemnification based on any breaches thereof will expire and terminate simultaneously with the ending of the survival period set forth in Section 8.1(a) or Section 8.1(b), as applicable; provided, however, that any Claim asserted in good faith pursuant to Section 8.5 by delivery of a Claim Notice prior to the expiration of the applicable survival period set forth in Section 8.1(a) or Section 8.1(b) shall survive until such Claim is fully and finally resolved in accordance with the terms hereof. Buyer and Sellers further acknowledge that (A) the survival periods set forth in Section 8.1(a) and Section 8.1(b) are the result of arms’ length negotiations between Buyer and Sellers, (B) Buyer and Sellers intend for such survival periods to be enforced as agreed by Buyer and Sellers and (C) such survival periods shall not be deemed to be tolled following the Closing Date or to otherwise extend beyond the end of such survival periods for any reason.

Section 8.2.          Indemnification by Sellers.   Subject to the other terms and conditions of this Article 8, from and after the Closing, each Seller, with respect to its Pro Rata Share, and the Company shall indemnify, defend and hold harmless Buyer and each of Buyer’s Affiliates, and their respective representatives, members, partners, shareholders, managers and directors (collectively, the “Buyer Indemnified Parties”) from and against, and shall pay and reimburse any Buyer Indemnified Party for, any and all Losses of any Buyer Indemnified Party to the extent arising out of:

(a)          any inaccuracy in or breach of any representation or warranty of any Seller contained in Article 3 of this Agreement (determined, except with respect to the Excepted Representations, without regard to any qualification or exception contained therein relating to materiality or Company Material Adverse Effect or any similar qualification or standard); and

(b)          any breach of any covenant, agreement or obligation to be performed by any Seller pursuant to this Agreement.

Section 8.3.          Indemnification by Buyer.   Subject to the other terms and conditions of this Article 8, from and after the Closing Date, Buyer shall indemnify, defend and hold harmless Sellers and each of Sellers’ representatives, members, partners, shareholders, managers, directors and affiliates (collectively, the “Sellers Indemnified Parties”) against, and shall pay and reimburse any Sellers Indemnified Party for, any and all Losses of any Sellers Indemnified Party to the extent arising out of:

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(a)          any inaccuracy in or breach of any representation or warranty of Buyer contained in Article 4 of this Agreement; and

(b)          any breach of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 8.4.          Limitations and Other Matters Relating to Indemnification.

(a)          With respect to indemnification by Sellers under Section 8.2(a), except in respect of breaches of the Sellers Fundamental Representations:

(i)          Sellers shall not be required to indemnify, defend, hold harmless, pay or reimburse any Buyer Indemnified Party: (x) other than in respect of breaches of Section 3.13(a)(ii) or Section 3.16, unless and until the aggregate amount of all Losses in respect of such indemnification under Section 8.2(a) exceeds $12,000,000 (the “Sellers Indemnification Threshold”), and once the Sellers Indemnification Threshold has been exceeded, Sellers shall only be required to indemnify, defend, hold harmless, pay and reimburse for Losses in excess of the Sellers Indemnification Threshold (subject to the limitations set forth in Section 8.4(a)(ii) and subject to the Sellers Per Claim Threshold); and (y) unless and until the amount of Losses in respect of such indemnification under Section 8.2(a), arising from any particular inaccuracy in or breach of any representation or warranty of Sellers in this Agreement exceeds $200,000 (the “Sellers Per Claim Threshold”), and once the Sellers Per Claim Threshold has been exceeded, Sellers shall be required to indemnify, hold harmless, pay and reimburse for all Losses arising from such particular inaccuracy or breach (subject to the limitations set forth in Section 8.4(a)(ii) and only to the extent in excess of the Sellers Indemnification Threshold).  Notwithstanding anything to the contrary contained herein, with respect to any particular inaccuracy in or breach of any representation or warranty of Sellers in this Agreement for which the related Losses do not exceed the Sellers Per Claim Threshold, such Losses shall not be counted toward the Sellers Indemnification Threshold.

(ii)         Sellers shall not be required to indemnify, defend, hold harmless, pay or reimburse any Buyer Indemnified Party from and after the time that the aggregate amount of all Losses in respect of such indemnification under Section 8.2(a) exceeds an amount equal to $150,000,000.

(iii)        The sole and exclusive source of indemnification payments in respect of Section 8.2(a) shall be the Indemnity Escrow Funds.

(iv)         With respect to indemnification by the Sellers (x) under Section 8.2(b) and (y) for any breach of a Sellers Fundamental Representation, each Seller’s maximum aggregate Liability shall be limited to the Final Purchase Price received by such Seller.

52

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0689
statement pursuant to Securities and Exchange Commission Rule 83

(b)          With respect to indemnification by Buyer under Section 8.3(a), except in respect of breaches of Buyer Fundamental Representations:

(i)          Buyer shall not be required to indemnify, defend, hold harmless, pay or reimburse any Sellers Indemnified Party: (x) unless and until the aggregate amount of all Losses in respect of such indemnification under Section 8.3(a) exceeds $12,000,000 (the “Buyer Indemnification Threshold”), and once the Buyer Indemnification Threshold has been exceeded, Buyer shall only be required to indemnify, defend, hold harmless, pay and reimburse for Losses in excess of the Buyer Indemnification Threshold (subject to the limitations set forth in Section 8.4(b)(ii) and subject to the Buyer Per Claim Threshold); and (y) unless and until the amount of Losses in respect of such indemnification under Section 8.3(a), arising from any particular inaccuracy in or breach of any representation or warranty of Buyer in this Agreement exceeds $200,000 (the “Buyer Per Claim Threshold”), and once the Buyer Per Claim Threshold has been exceeded, Buyer shall be required to indemnify, hold harmless, pay and reimburse for all Losses in excess of the Buyer Indemnification Threshold arising from such particular inaccuracy or breach (subject to the limitations set forth in Section 8.4(b)(ii) and only to the extent in excess of the Buyer Indemnification Threshold).  Notwithstanding anything to the contrary contained herein, with respect to any particular inaccuracy in or breach of any representation or warranty of Buyer in this Agreement for which the related Losses do not exceed the Buyer Per Claim Threshold, such Losses shall not be counted toward the Buyer Indemnification Threshold.

(ii)         Buyer shall not be required to indemnify, defend, hold harmless, pay or reimburse any Sellers Indemnified Party from and after the time that the aggregate amount of all Losses in respect of such indemnification under Section 8.3(a) exceeds an amount equal to $150,000,000.

(c)          The amount of any Losses that are subject to indemnification, compensation or reimbursement under this Article 8 shall be reduced by the amount of any insurance proceeds, reimbursement and any indemnity, Tax benefit (determined as set forth in Section 8.4(d)), contribution or other similar payment actually received by the Indemnified Party in respect of such Losses or any of the events, conditions, facts or circumstances resulting in or relating to such Losses (net of any expenses or costs of collection incurred by such Indemnified Party in recovering such amounts, including any increases in premiums under any insurance policies where such increase directly resulted from any such insurance payments) (“Third-Party Payments”). If an Indemnified Party receives any Third-Party Payment with respect to any Losses for which it has previously been indemnified (directly or indirectly) by an Indemnifying Party, the Indemnified Party shall promptly (and in any event within three (3) Business Days after receiving such Payment) pay to the Indemnifying Party an amount equal to such Third-Party Payment or, if it is a lesser amount, the amount of such previously indemnified Losses. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements other than this Agreement for any Losses.

(d)          The amount of any Losses that are subject to indemnification, payment or reimbursement under this Article 8 shall be reduced by an amount equal to any Tax benefit actually realized as a result of such Losses by the Indemnified Party. The Indemnified Party shall be deemed to have “actually realized” a Tax benefit to the extent that the amount of Taxes paid by the Indemnified Party or any of its Affiliates in the taxable period in which Loss occurs or any prior taxable period is reduced below the amount of Taxes that such Persons would have been required to pay but for the Tax benefit.

53

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0690
statement pursuant to Securities and Exchange Commission Rule 83

(e)          For the avoidance of doubt, in calculating Losses actually suffered by Buyer pursuant to Section 8.2, such Losses shall be based on Buyer’s eighty percent (80%) ownership interest in the Company.

(f)          Each Indemnified Party shall (and shall cause its Affiliates to) use commercially reasonable efforts to pursue all legal rights and remedies available in order to mitigate and minimize any Losses subject to indemnification pursuant to this Article 8 promptly upon becoming aware of any event or circumstance that could reasonably be expected to constitute or give rise to such Losses.

(g)          Notwithstanding anything to the contrary herein, in no event shall any Indemnifying Party be required to indemnify, defend, hold harmless, pay or reimburse any Indemnified Party for Losses under this Article 8 to the extent such Losses (i) were considered in the determination of the Final Adjustment Report pursuant to Section 2.4, (ii) were reserved for or reflected in the Financial Statements or (iii) in the case of Sellers, resulted from the failure by Sellers or any Acquired Company to take any action prohibited by Section 5.1(b) of this Agreement if Sellers requested the consent of Buyer to take such action and Buyer unreasonably withheld such consent.

(h)          For the purposes of calculating the amount of Losses related to any breach of representation or warranty other than any Excepted Representation, for the purposes of Section 8.2(a), any qualification as to materiality, “Company Material Adverse Effect” or any other similar qualification or standard contained in Article 3 of this Agreement shall be disregarded.

(i)          Notwithstanding anything to the contrary provided herein, no Buyer Indemnified Party shall be permitted to make a Direct Claim related to any breach of any of the Contracts referenced in Section 3.13(a)(ii).

Section 8.5.          Indemnification Procedures.

(a)          All claims for indemnification pursuant to this Article 8 shall be made in accordance with the procedures set forth in this Section 8.5. A Person entitled to assert a claim for indemnification (a “Claim”) pursuant to this Article 8 (an “Indemnified Party”) shall give the Indemnifying Party written notice of any such Claim (a “Claim Notice”), which notice shall include a description in reasonable detail of (i) the basis for, and nature of, such Claim, including the facts constituting the basis for such Claim, and (ii) the estimated amount of the Losses that have been or may be sustained by the Indemnified Party in connection with such Claim. Any Claim Notice shall be given by the Indemnified Party to the Indemnifying Party, (A) in the case of a Claim in connection with any Legal Proceeding made or brought by any Person (other than Buyer or Sellers in connection with this Agreement) against such Indemnified Party (a “Third-Party Claim”), promptly, but in any event not later than ten (10) Business Days, following receipt of notice of the assertion or commencement of such Legal Proceeding, and (B) in the case of a Claim other than a Third-Party Claim (a “Direct Claim”), promptly, but in any event not later than ten (10) Business Days, after the Indemnified Party becomes aware of the facts constituting the basis for such Direct Claim; provided, however, that no failure to give such prompt written notice shall relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnifying Party and Indemnified Party will cooperate in good faith to resolve any Direct Claim for a period of twenty (20) Business Days before commencing any Legal Proceeding in connection with such Claim. For the purposes of this Agreement, “Indemnifying Party” means Buyer (in the case of a claim for indemnification by Sellers) or Sellers (in the case of a claim for indemnification by Buyer).

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0691
statement pursuant to Securities and Exchange Commission Rule 83

(b)          With respect to any Third-Party Claim, the Indemnifying Party shall have the right, by giving written notice to the Indemnified Party within thirty (30) days after delivery of the Claim Notice with respect to such Third-Party Claim, to assume control of the defense of such Third-Party Claim at the Indemnifying Party’s expense with counsel of its choosing and the Indemnified Party shall cooperate in good faith in such defense. The Indemnified Party or Indemnifying Party, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it; provided that in the following circumstances the Indemnifying Party shall pay the reasonable fees and expenses of such separate counsel: (x) to the extent incurred by the Indemnified Party prior to the date that the Indemnified Party assumes control of the defense of the Third-Party Claim or (y) if the Indemnified Party is advised by counsel that (1) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim or (2) there may be one or more defenses or claims available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and that could be materially adverse to the Indemnifying Party. In the case of the foregoing clause (y), the Indemnifying Party shall keep the Indemnified Party reasonably informed with respect to such Third-Party Claim and cooperate with the Indemnified Party in connection therewith. If the Indemnifying Party agrees in writing not to control the defense of such Third-Party Claim, the Indemnified Party may control the defense of such Third-Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the reasonable fees and expenses of such counsel to the Indemnified Party. Each of Buyer and Sellers shall reasonably cooperate with each other in connection with the defense of any Third-Party Claim, including by retaining and providing to the Party controlling such defense records and information that are reasonably relevant to such Third-Party Claim and making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. The Indemnified Party or Indemnifying Party, as the case may be, that is controlling such defense shall keep the other Party reasonably advised of the status of such Legal Proceeding and the defense thereof.

(c)          The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim if (i) the Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Third-Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates or (iii) in the case of a Buyer Indemnified Party, the amount of the Third-Party Claim, if determined in accordance with the claimant’s demands, would reasonably be expected to result in any Losses, together with all other unresolved claims for indemnification by the Buyer Indemnified Parties, that would not be available for recovery under this Article 8 (other than as a result of the application of the Sellers Indemnification Threshold).

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0692
statement pursuant to Securities and Exchange Commission Rule 83

(d)          Notwithstanding anything in this Agreement to the contrary, (i) an Indemnifying Party shall not agree to any settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, unless such settlement would (A) include a complete and unconditional release of each Indemnified Party from all liabilities or obligations with respect thereto, (B) not impose any liability or obligation (including any equitable remedies) on the Indemnified Party and (C) not involve a finding or admission of any wrongdoing on the part of the Indemnified Party, and (ii) an Indemnified Party shall not agree to any settlement of a Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

(e)          With respect to any Third-Party Claim that is a Tax Claim that Sellers elect to control, (i) Buyer shall have the right to participate in any such Tax Claim, which right shall include the right to receive copies of all documents furnished or received by Sellers in connection with the Tax Claim, the right to be involved in any oral communications, where practical, between any representative of Sellers and the applicable Governmental Body, the right to be consulted about all significant decisions made regarding the conduct of the Tax Claim and the right to have a reasonable opportunity to provide input to the representatives of Sellers regarding all such significant decisions at its own expense and with counsel of its own choosing, separate from counsel retained by Sellers and (ii) Sellers’ control of the defense of such Tax Claim shall not unreasonably interfere with the day-to-day operation of Buyer’s tax function (other than in connection with Buyer’s exercise of its rights to participate therein). In the event that any provision of this Section 8.5(e) is inconsistent with any provision of another clause of Section 8.5, this Section 8.5(e) shall apply.

Section 8.6.          Tax Treatment of Indemnification Payments.   All indemnification payments made under this Article 8 shall be deemed adjustments to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

Section 8.7.          Manner of Payment.   Any indemnification amount payable by the Sellers to a Buyer Indemnified Party pursuant to this Article 8 shall be paid, (x) as applicable, first, from the Indemnity Escrow Funds in the form of cash or Indemnity Escrow Shares, at Sellers’ sole election, and with respect to the Indemnity Escrow Shares, calculated based on the value of the Sellers’ Retained Shares implied by the Closing Purchase Price, after giving effect to any Recapitalization Event, and second, if the Indemnity Escrow Funds are not sufficient to satisfy such claim, by wire transfer of immediately available funds to an account designated by Buyer, in each case within ten (10) Business Days following the final non-appealable determination by a court of competent jurisdiction of an indemnification claim pursuant to this Article 8 or (y) as otherwise mutually agreed to by Buyer and Sellers. Any indemnification amount payable by Buyer to Sellers pursuant to this Article 8 shall be payable by wire transfer of immediately available funds to an account or accounts designated by Sellers within ten (10) Business Days following the final non-appealable determination by a court of competent jurisdiction of an indemnification claim pursuant to this Article 8.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0693
statement pursuant to Securities and Exchange Commission Rule 83

Section 8.8.          Exclusive Remedy; No Duplication; No Set-off.

(a)          From and after the Closing, the Parties acknowledge and agree that, with respect to any claims for Losses for which indemnification is provided hereunder, (i) this Article 8 shall be the sole and exclusive remedy of Buyer and Sellers in connection with this Agreement and the transactions contemplated hereby, (ii) neither Buyer nor Sellers shall be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to any Indemnified Party for a breach of this Agreement or in connection with any of the transactions contemplated by this Agreement, including the purchase of the Shares and the Management Shares pursuant hereto, except pursuant to the indemnification provisions set forth in this Article 8, and (iii) each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims, causes of action, suits, demands and Legal Proceedings (A) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or (B) otherwise relating to or in connection with this Agreement and the transactions contemplated hereby, in each case, that it may have against the other Party and any of such Party’s Affiliates or Representatives arising under or based upon any applicable Law, except pursuant to the indemnification provisions set forth in this Article 8; provided, however, that nothing in this Section 8.8(a) shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Person pursuant to (or shall otherwise operate to interfere with the operation of) Section 2.4, Section 9.9 or Section 9.10).

(b)          Any Losses subject to indemnification hereunder shall be determined without duplication of recovery by reason of a particular occurrence giving rise to such Losses, constituting a breach of more than one representation, warranty, covenant or other provision of this Agreement.

(c)          Neither Buyer nor Sellers shall have any right to set-off any unresolved claim for indemnification pursuant to this Article 8 against any payment due pursuant to any other provision of this Agreement.

Section 8.9.          Indemnity Escrow Amount.

(a)          Except for any dividend or distribution made in connection with a Recapitalization Event, Sellers shall be entitled to all cash dividends and distributions on account of the Indemnity Escrow Shares.

(b)          Upon the occurrence of a Recapitalization Event, Sellers shall, within ten (10) Business Days of the effectiveness of such Recapitalization Event, deposit in the Escrow Account, at Sellers’ election, additional cash and/or additional Indemnity Escrow Shares (with respect to the Indemnity Escrow Shares, calculated based on the value of the Sellers’ Retained Shares implied by the Closing Purchase Price, after giving effect to any Recapitalization Event), such that the amount of the Indemnity Escrow Funds on deposit in the Escrow Account on such date shall be equal to: (i) prior to the First Release Date, $150,000,000 minus amounts then previously paid to Buyer with respect to indemnity claims pursuant to this Agreement (“Indemnity Payments”); (ii) on and after the First Release Date and prior to the Second Release Date, $75,000,000, plus the aggregate amount of all Losses specified in any then-unresolved indemnification claims made by any Buyer Indemnified Party pursuant to this Article 8 (the “Pending Claims”) and minus any Indemnity Payments; and (iii) on and after the Second Release Date, the amount of remaining Escrow Funds as of immediately prior to the Recapitalization Event.

(c)          Sellers may, at Sellers’ sole election and at any time, replace all or any portion of the Indemnity Escrow Shares then remaining in the Escrow Account with an amount of cash equal to the value of such Indemnity Escrow Shares, calculated based on the value of the Sellers’ Retained Shares implied by the Closing Purchase Price, after giving effect to any Recapitalization Event.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0694
statement pursuant to Securities and Exchange Commission Rule 83

(d)          In the event that ownership of the Sellers’ Retained Shares is transferred pursuant to the provisions of the Shareholders Agreement, and such transfer includes any or all of the Indemnity Escrow Shares then remaining in the Escrow Account, following receipt by the Sellers of the consideration in respect of such transfer, Sellers shall replace such Indemnity Escrow Shares with an amount of cash equal to the value of such Indemnity Escrow Shares, calculated based on the value of the Sellers’ Retained Shares implied by the Closing Purchase Price, after giving effect to any Recapitalization Event.

Section 8.10.         Distribution of Escrow Funds.

(a)          Within two Business Days after the First Release Date, Sellers and Buyer shall, pursuant to the terms of the Escrow Agreement, deliver joint written instructions to the Escrow Agent to distribute to Sellers out of the Indemnity Escrow Funds an amount equal to (i) $75,000,000 (with respect to the Indemnity Escrow Shares, calculated based on the value of the Sellers’ Retained Shares implied by the Closing Purchase Price, after giving effect to any Recapitalization Event) minus (ii) the aggregate amount of all Losses specified in any then-Pending Claims and minus (iii) any Indemnity Payments paid prior to the First Release Date.

(b)          Within two Business Days after the Second Release Date, Sellers and Buyer shall, pursuant to the terms of the Escrow Agreement, deliver joint written instructions to the Escrow Agent to distribute to Sellers out of the Indemnity Escrow Funds an amount equal to (i) the remaining Escrow Funds at such time less (ii) the aggregate amount of all Losses specified in any then-Pending Claims.

(c)          Promptly after all Pending Claims have been resolved and satisfied, Sellers and Buyer shall, pursuant to the terms of the Escrow Agreement, deliver joint written instructions to the Escrow Agent to distribute to Sellers the remaining portion of the Indemnity Escrow Funds not required to satisfy such claims.

Article 9

MISCELLANEOUS

Section 9.1.          Fees and Expenses.   Except as otherwise expressly provided in this Agreement, including in Section 1.1 Section 2.4, Section 5.2, Section 5.5 and Section 5.9, whether or not the Closing is consummated, all costs and expenses incurred, including fees and disbursements of counsel, financial advisors and accountants, in connection with this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby shall be borne by the Party incurring such costs and expenses; provided, however, that, in the event this Agreement is terminated in accordance with its terms, the obligation of each Party to bear its own costs and expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party prior to such termination; provided, further, that, without prejudice to any other remedies that may be available to Sellers under this Agreement, in the event this Agreement is terminated pursuant to Section 7.1(e), Buyer shall be responsible for all costs and expenses of the Sellers and, prior to the Closing Date, the Company, in connection with this Agreement. Each of Buyer and Sellers shall be responsible for and pay fifty percent (50%) of any applicable (i) stamp Taxes payable in connection with this Agreement and (ii) fees and expenses of the Escrow Agent (the “Escrow Fees”).

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0695
statement pursuant to Securities and Exchange Commission Rule 83

Section 9.2.          Notices.   All notices or other communications to be delivered in connection with this Agreement, including pursuant to Section 5.1, shall be in writing and shall be deemed to have been properly delivered, given and received (a) on the date of delivery if delivered by hand during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, (b) on the date of successful transmission if an executed copy of such notice is sent via facsimile or email during normal business hours of the recipient during a Business Day (otherwise on the next Business Day) and so long as a receipt of such email or facsimile is requested and received, or (c) on the date of receipt by the addressee if sent by a nationally recognized overnight courier or by registered or certified mail, return receipt requested, if received on a Business Day, otherwise on the next Business Day. Such notices or other communications must be sent to each respective Party at the address, email address or facsimile number set forth below (or at such other address, email address or facsimile number as shall be specified by a Party in a notice given in accordance with this Section 9.2):

If to Sellers:	Medios de Comunicación LTD.
Level 1, Palm Grove House, P.O. Box 985
Wickham’s Cay 1
Road Town, Tortola
British Virgin Islands, VG1110
Email: nrevillap@medcom.com.pa
Attention: Nicolás González Revilla P.

Telecarrier International Limited
Chera Chambers, P.O. Box 3163
Road Town, Tortola
British Virgin Islands, VG1110
Facsimile: +284-494-5687
Email: m.heras@invbahia.com
Attention: Miguel Heras

In each case, with a copy (which shall not constitute notice) to:

Arias, Fábrega & Fábrega
ARIFA Building, 10th Floor, West Boulevard, Santa Maria
Business District
Panama, Republic of Panama
Facsimile: 507-205-7001
Email: rarango@arifa.com
Attention: Ricardo M. Arango

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York, 10006
Facsimile: +1 212 225 3999
Email: flodell@cgsh.com
Attention: Francesca L. Odell

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0696
statement pursuant to Securities and Exchange Commission Rule 83

If to Buyer:	Millicom LIH S.A.
2 rue du Fort Bourbon
L-1249 Luxembourg
R.C.S. Luxembourg: B 204 062
Facsimile: +352 27 759 901
Email: Patrick.Gill@millicom.com
Attention: Company Secretary, Patrick Gill

If to Buyer Guarantor:	Millicom International Cellular S.A.
2 rue du Fort Bourbon
L-1249 Luxembourg
R.C.S. Luxembourg: B 204 062
Facsimile: +352 27 759 901
Email: Patrick.Gill@millicom.com
Attention: Company Secretary, Patrick Gill

In each case, with a copy (which shall not constitute notice) to:

Millicom International Services LLC
396 Alhambra Circle, 11th Floor
Coral Gables, FL 33134, USA
Facsimile: (305) 442-9567
Email: Salvador.Escalon@millicom.com
Attention: General Counsel, Salvador Escalon

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York, 10017
Facsimile: (212) 701-5800
Email: william.aaronson@davispolk.com
Attention: William H. Aaronson

Section 9.3.          Entire Agreement.   This Agreement, the other Transaction Agreements, the Sellers Disclosure Schedules, the Confidentiality Agreement and any other agreements, instruments or documents being or to be executed and delivered by a Party or any of its Affiliates pursuant to or in connection with this Agreement constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein and all inducements to the making of this Agreement relied upon by the Parties, and they supersede all other prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0697
statement pursuant to Securities and Exchange Commission Rule 83

Section 9.4.          Amendment.   This Agreement shall not be amended, modified or supplemented except by an instrument in writing specifically designated as an amendment hereto and executed by each of the Parties.

Section 9.5.          Waivers.   Either Party may, at any time, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or (c) waive compliance by the other Party with any of the agreements or conditions contained herein. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in a written instrument executed and delivered by the Party so waiving. No waiver by any Party of any breach of this Agreement shall operate or be construed as a waiver of any preceding or subsequent breach, whether of a similar or different character, unless expressly set forth in such written waiver. Neither any course of conduct or failure or delay of any Party in exercising or enforcing any right, remedy or power hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder, or any abandonment or discontinuance of steps to enforce such right, remedy or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right, remedy or power.

Section 9.6.          Severability.   If any term or provision of this Agreement is invalid, illegal or incapable of being enforced in any situation or in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other term or provision hereof or the offending term or provision in any other situation or any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.7.          No Third Party Beneficiaries.   Except to the extent provided in Section 5.10 (the provisions of which shall inure to the benefit of the Persons referenced therein as third-party beneficiaries of such provisions), this Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Except to the extent provided in Section 5.10, this Agreement may be amended or terminated, and any provision of this Agreement may be waived, in accordance with the terms hereof without the consent of any Person other than the Parties.

Section 9.8.          Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by either Party without the prior written consent of the other Party, and any purported assignment or delegation in contravention of this Section 9.8 shall be null and void and of no force and effect; except that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates; provided that no such transfer or assignment shall relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto to Buyer. Subject to the preceding sentences of this Section 9.8, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0698
statement pursuant to Securities and Exchange Commission Rule 83

Section 9.9.          Governing Law; Submission to Arbitration.

(a)          This Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with, and enforced pursuant to, the internal Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than those of the State of New York.

(b)          Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, including, without limitation, its validity or termination, or the performance or breach thereof, shall be finally settled by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) in effect at the time of the arbitration, except as they may be modified herein or by agreement of the Parties. The arbitration shall be conducted by three arbitrators appointed in accordance with the ICC Rules, except that the presiding arbitrator shall be agreed to by the two party-appointed arbitrators, in consultation with the respective parties. The place of arbitration shall be New York, New York. The proceedings shall be conducted in the English language. The Expedited Procedure Provisions of the ICC Rules shall not apply. The award rendered by the arbitrators shall be final and binding on the parties. Judgment on the award may be entered and the award may be enforced in any court of competent jurisdiction. Notwithstanding anything to the contrary herein, the arbitration provisions set forth herein, and any arbitration conducted thereunder, shall be governed exclusively by the Federal Arbitration Act, Title 9 United States Code, to the exclusion of any state or municipal law of arbitration.

(c)          The Parties agree that an arbitral tribunal appointed hereunder may exercise jurisdiction with respect to both this Agreement and any other Transaction Agreements (the “Related Agreements”). The Parties consent to the consolidation of arbitrations commenced hereunder and/or under the Related Agreements as follows. If two or more arbitrations are commenced hereunder and/or under the Related Agreements, any party named as claimant or respondent in any of these arbitrations may petition any arbitral tribunal appointed in these arbitrations for an order that the several arbitrations be consolidated in a single arbitration before that arbitral tribunal (a “Consolidation Order”). In deciding whether to make such a Consolidation Order, that arbitral tribunal shall consider (i) whether the several arbitrations raise common issues of law or fact and whether to consolidate the several arbitrations would serve the interests of justice and efficiency and (ii) whether any Party would be materially prejudiced as a result of such consolidation through undue delay or otherwise. If before a Consolidation Order is made by an arbitral tribunal with respect to another arbitration, arbitrators have already been appointed in that other arbitration, their appointment terminates upon the making of such Consolidation Order and they are deemed to be functus officio. In the event of two or more conflicting Consolidation Orders, the Consolidation Order that was made first in time shall prevail.

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(d)          Except as may be required by applicable Law or court order or this Agreement, neither Party may disclose the existence, content or results of the arbitration without the prior written consent of the other Parties, except that nothing herein shall prevent any party from disclosing information regarding such arbitration for purposes of proceedings to enforce this clause or to enforce the award or for purposes of seeking provisional remedies from a court of competent jurisdiction. The Parties further agree to use their reasonable best efforts to cause the arbitrators to maintain confidentiality of the arbitration.

Section 9.10.         Remedies.

(a)          Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy.

(b)          The Parties agree that irreparable damage and harm would occur in the event that any provision of this Agreement were not performed in accordance with its terms and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor. Accordingly, each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by such Party, the other Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof. A Party seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any Legal Proceeding should be brought in equity to enforce the provisions of this Agreement, each Party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy available at law.

(c)          If either Party brings a Legal Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than a Legal Proceeding to enforce specifically any provision that expressly survives termination of this Agreement) when expressly available to such Party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to the later of (i) the twentieth (20th) Business Day following the resolution of such Legal Proceeding or (ii) such other time period established by the court presiding over such Legal Proceeding.

Section 9.11.         Transfer Taxes.   Except as set forth in Section 9.1 with respect to any stamp Taxes payable in connection with this Agreement, all excise, sales, use, value-added, transfer (including real property transfer), stamp, documentary, filing, recordation, registration and other similar taxes, together with any interest or penalties thereon, resulting directly from the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne fifty percent (50%) by Buyer, on the one hand, and fifty (50%) by Sellers, on the other hand, and Sellers will file all necessary Tax returns and other documentation with respect to all such Transfer Taxes, fees and charges, and, if required by applicable Law, Buyer will join in the execution of any such Tax returns and other documentation. Buyer will promptly pay to Sellers their portion of the Transfer Taxes reflected on such Tax returns, and in any case within five (5) days after the filing of such Tax returns.

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statement pursuant to Securities and Exchange Commission Rule 83

Section 9.12.         Capital Gains Tax.

(a)          Within ten (10) days following the Closing, Buyer shall pay the Capital Gains Tax with respect to the Closing Purchase Price, withheld by Buyer pursuant to Section 2.3(b)(i)(A), to the applicable Panamanian Governmental Body (Dirección General de Ingresos – Ministerio de Economía y Finanzas). Buyer shall deliver to Sellers the original receipt of payment of such Capital Gains Tax within two (2) Business Days of such payment.

(b)          Within ten (10) days following the payment of any Additional Payment Amount by Buyer pursuant to Section 2.4(d)(i), Buyer shall pay the Capital Gains Tax in respect of such Additional Payment Amount to the applicable Panamanian Governmental Body (Dirección General de Ingresos – Ministerio de Economía y Finanzas). Buyer shall deliver to Sellers the original receipt of payment of such Capital Gains Tax within two (2) Business Days of such payment.

Section 9.13.         Post-Closing Tax Matters.   After the Closing, Buyer shall be responsible for causing the Acquired Companies to prepare any tax returns for the Acquired Companies for a taxable period (or portion thereof) ending on the Closing Date. Such tax returns shall be prepared consistent with past practice unless otherwise required by applicable Law. To the extent that Buyer and Sellers agree that any such tax returns include Taxes for which Buyer is entitled to indemnification against Sellers pursuant to Section 8.2 of this Agreement (“Agreed Sellers Taxes”), Buyer shall deliver a draft of such tax returns to Sellers at least thirty (30) days prior to the due date for filing such tax returns (taking into account available extensions), and shall include all reasonable comments made by Sellers with respect to Agreed Sellers Taxes that are delivered to Buyer at least five (5) days prior to such due date.

Section 9.14.         Interpretation; Construction.

(a)          The table of contents, articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Disclosure Schedules” and “Exhibits” are intended to refer to Articles and Sections of this Agreement and Schedules and Exhibits to this Agreement. The Sellers Disclosure Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any capitalized terms used in the Sellers Disclosure Schedules or any Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement unless the context otherwise requires.

(b)          For purposes of this Agreement: (i) “include,” “includes” or “including” shall be deemed to be followed by “without limitation;” (ii) “hereof,” “herein,” “hereby,” “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if;” (iv) “Dollars” and “$” shall mean United States Dollars; (v) the singular includes the plural and vice versa; (vi) reference to a gender includes the other gender; (vii) “any” shall mean “any and all;” (viii) “or” is used in the inclusive sense of “and/or;” (ix) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented and modified in effect from time to time in accordance with its terms; and (x) reference to any Law means such Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0701
statement pursuant to Securities and Exchange Commission Rule 83

(c)          Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Sellers Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Sellers Disclosure Schedules is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Sellers Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Sellers Disclosure Schedules is or is not in the ordinary course of business for purposes of this Agreement.

(d)          The Parties have participated jointly in the negotiation and drafting of this Agreement with the benefit of competent legal representation, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

(e)          References to any document or information having been “made available” by Sellers to Buyer shall include Sellers or their Representatives having posted any such document or information to the Data Room or otherwise having made a copy of such document or information available (electronically or otherwise) prior to the execution hereof (subject to any redaction (in good faith) reasonably deemed necessary or appropriate by Sellers of information contained therein; provided that, upon Buyer’s request, Sellers use reasonable best efforts to lessen such redactions).

(f)          The Sellers Disclosure Schedules shall be arranged in sections that correspond to the sections of this Agreement and reference in a particular Section of the Sellers Disclosure Schedules shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties of the Sellers that are contained in the corresponding Section of this Agreement; provided, however, that the disclosure of any information in any Section of the Sellers Disclosure Schedules shall also constitute disclosure for purposes of all other sections of this Agreement with respect to which such disclosure is applicable or relevant or reasonably apparent on its face.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0702
statement pursuant to Securities and Exchange Commission Rule 83

Section 9.15.         Counterparts and Electronic Signatures; Effectiveness.   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement or document. A signed copy of this Agreement transmitted by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 9.16.         Releases.   As of the Closing (but only if the Closing actually occurs), (a) each of Buyer and its Subsidiaries (including, as of immediately following the Closing, the Acquired Companies) (each, a “Releasing Buyer Person”), hereby releases and forever discharges Sellers and each of their Affiliates, successors, assigns, former, current or future direct or indirect stockholders, equity holders, controlling persons, portfolio companies, directors, officers, employees, incorporators, managers, members, trustees, general or limited partners, agents, attorneys or other Representatives (in each case, solely in their capacities as such) (each, a “Released Sellers Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Released Sellers Person, that any Releasing Buyer Person has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Acquired Companies, and (b) each of Sellers and its Subsidiaries (each, a “Releasing Sellers Person”), hereby releases and forever discharges Buyer and each of its Affiliates (including, as of immediately following the Closing, the Acquired Companies), successors, assigns, former, current or future direct or indirect stockholders, equity holders, controlling persons, portfolio companies, directors, officers, employees, incorporators, managers, members, trustees, general or limited partners, agents, attorneys or other Representatives (in each case, solely in their capacities as such) (each, a “Released Buyer Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Released Buyer Person, that any Releasing Sellers Person has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Acquired Companies; provided, however, that the Parties acknowledge and agree that this Section 9.16 does not apply to and shall not constitute a release of any rights or obligations to the extent arising under (i) this Agreement, any other Transaction Agreement or any certificate or other instrument delivered by or on behalf of either Party pursuant to this Agreement and (ii) any of the agreements set forth in Schedule 9.16 of the Sellers Disclosure Schedules.

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Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0703
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Section 9.17.         Nonrecourse.   Notwithstanding anything to the contrary herein, this Agreement may only be enforced against, and any Legal Proceeding that may be based upon, arise out of, or relate to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be brought against each Person that is expressly named as a Party in such Person’s capacity as such, and only with respect to the specific obligations set forth herein with respect to such Party, and no former, current or future direct or indirect stockholders, equity holders, controlling persons, portfolio companies, directors, officers, employees, incorporators, managers, members, trustees, general or limited partners, Affiliates, agents, attorneys or other Representatives of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim or other Legal Proceeding (whether at law or in equity, in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any covenants, representations, warranties or statements (whether written or oral, express or implied) made or alleged to have been made in connection herewith.

Section 9.18.         Buyer Guarantee.

(a)          Buyer Guarantor hereby irrevocably and unconditionally guarantees to Sellers the prompt and full discharge by Buyer of all of Buyer’s covenants, agreements, obligations and liabilities under this Agreement and the other Transaction Agreements, including the due and punctual payment of all amounts which are or may become due and payable by Buyer hereunder and thereunder when and as the same shall become due and payable (collectively, the “Buyer Obligations”), in accordance with the terms hereof and thereof. Buyer Guarantor acknowledges and agrees that, with respect to all Buyer Obligations to pay money, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Buyer. If Buyer shall default in the due and punctual performance of any Buyer Obligation, including the full and timely payment of any amount due and payable pursuant to any Buyer Obligation, Buyer Guarantor will forthwith perform or cause to be performed such Buyer Obligation and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense.

(b)          The obligations of Buyer Guarantor hereunder shall be absolute and unconditional, present and continuing and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)          any bankruptcy proceeding involving Buyer or Buyer’s Affiliates or any voluntary or involuntary liquidation, dissolution or winding up the affairs of, or termination of the existence of, Buyer or any of its other Affiliates or any circumstance which might constitute a legal or equitable discharge of a guarantor;

(ii)         any modification, amendment, restatement, waiver or rescission of, or any consent to the departure from, any of the terms of any Transaction Agreement (provided that, for the avoidance of doubt, Buyer Guarantor’s obligations shall be with respect to the Buyer Obligations as so modified, amended, restated, waived or rescinded);

(iii)         any change in the corporate structure or ownership of Buyer;

(iv)        the existence of any defense, set-off or other rights that Buyer Guarantor may have at any time against Buyer or Sellers (or their respective Affiliates) or any other Person, whether in connection herewith or any unrelated transactions; or

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(v)         any other act or failure to act or delay of any kind by Buyer or any of its Affiliates.

(c)          Buyer Guarantor hereby waives any right, whether legal or equitable, statutory or non-statutory, to require Sellers to proceed against or take any action against or pursue any remedy with respect to Buyer or any other Person or make presentment, protest or demand for performance or give any notice of nonperformance before Sellers may enforce their rights hereunder against Buyer Guarantor, and no such act or omission of any kind shall in any way affect or impair this guarantee.

(d)          The guarantee provided by the Buyer Guarantor hereunder shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment or performance or any part thereof, of any of the obligations guaranteed hereunder, is rescinded or must otherwise be restored, returned or rejected upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Buyer or any Affiliate thereof, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Buyer or any of its Affiliates, all as though such payment or performance had not been made.

(e)          Buyer Guarantor hereby makes the representations and warranties in Sections 4.1 4.2, 4.3 and 4.4, mutatis mutandis, with respect to its obligations under this Section 9.18.

(f)          The guarantee provided by the Buyer Guarantor hereunder may not be assigned or transferred, in whole or in part, without the prior written consent of Sellers, and any purported assignment or transfer in contravention of this Section 9.18 shall be null and void and of no force and effect.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Medios de Comunicacion LTD.

By:	/s/ Nicolas Antonio Gonzalez Revilla Jurado
	Name:	Nicolas Antonio Gonzalez Revilla Jurado
	Title:	Executive Vice President

Telecarrier International Limited

By:	/s/ Miguel Heras Castro
	Name:	Miguel Heras Castro
	Title:	Director and Secretary of the Board

Millicom LIH S.A.

By:	/s/ Mauricio Ramos
	Name:	Mauricio Ramos
	Title:	Chief Executive Officer

By:	/s/ Salvador Escalón
	Name:	Salvador Escalón
	Title:	Executive Vice President and
General Counsel

Millicom International Cellular S.A.
(Solely for the purposes of Section 9.18)

By:	/s/ Mauricio Ramos
	Name:	Mauricio Ramos
	Title:	Chief Executive Officer

By:	/s/ Salvador Escalón
	Name:	Salvador Escalón
	Title:	Executive Vice President and
General Counsel